Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] OR [REDACTED] INDICATES THAT INFORMATION HAS BEEN REDACTED.

LOAN AGREEMENT

by and between

HOF Village Retail I, LLC,

a Delaware limited liability company

and

HOF Village Retail II, LLC,

a Delaware limited liability company,

jointly and severally as Borrower,

and

The Huntington National Bank,

a national banking association,

as Lender

Dated as of:

September 27, 2022

i

4.19.	Equity Contribution	24
4.20.	Commodity Exchange Act Keepwell Provisions	24
SECTION 5 - NEGATIVE COVENANTS		25
5.1.	Indebtedness, Liens and Encumbrances by Borrower	25
5.2.	Mechanics’ Liens	25
5.3.	Settlement of Mechanics’ Lien Claims	25
5.4.	Guarantees	26
5.5.	Loans or Advances	26
5.6.	Merger or Transfer of Assets	26
5.7.	Change in Business, Management or Ownership	26
5.8.	Dividends	26
5.9.	Acquisitions	26
5.10.	Management Agents’ and Brokers’ Contracts	26
5.11.	Single Purpose Entity	27
5.12.	Anti-Terrorism Laws	28
5.13.	Capital Expenditures	28
5.14.	Fiscal Year/Accounting Treatment	29
5.15.	Prepayment of Additional Indebtedness	29
5.16.	Creation of Subsidiaries or Affiliates	29
SECTION 6 - CONDITIONS TO LOAN CLOSING		30
SECTION 7 - CASUALTIES AND CONDEMNATION		34
7.1.	Notice	34
7.2.	Application of Insurance Proceeds and Condemnation Awards	35
SECTION 8 - DEFAULTS BY BORROWER		36
SECTION 9 - LENDER’S REMEDIES UPON DEFAULT		39
9.1.	Remedies Conferred Upon Lender	39
9.2.	Right of Lender to Make Advances to Cure Defaults	39
9.3.	No Waiver	39
9.4.	Availability of Remedies	40
SECTION 10 - MISCELLANEOUS		40
10.1.	Time Is of the Essence	40
10.2.	Prior Agreements	40
10.3.	Indemnification	40
10.4.	Captions	41

ii

10.5.	Inconsistent Terms and Partial Invalidity	41
10.6.	Gender and Number	41
10.7.	Definitions Included in Amendments	41
10.8.	WAIVER OF JURY TRIAL	41
10.9.	Notices	42
10.10.	Service of Process	43
10.11.	Governing Law and Jurisdiction	43
10.12.	Waiver of Damages	43
10.13.	Important Information About Procedures Required by the USA Patriot Act	43
10.14.	Preservation of Rights	44
10.15.	Counterparts	44
10.16.	Successors and Assigns	44
10.17.	Assignments and Participations	44
10.18.	Waiver of Marshalling of Assets	44
10.19.	Further Assurances	44
10.20.	Lender’s Action for Its Own Protection Only	44
10.21.	Operation of Property	45
10.22.	Proceeds of Collateral	45

iii

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is made and entered into as of the 27th day of September, 2022 (the “Loan Closing Date”), by and among HOF Village Retail I, LLC, a Delaware limited liability company and HOF Village Retail II, LLC, a Delaware limited liability company (collectively the “Borrower”) and The Huntington National Bank, a national banking association (“Lender”).

RECITALS:

A. Borrower is in the process of constructing two (2) commercial retail buildings (each a “Building” and collectively the “Building”) totaling approximately 75,329 square feet of leasable space, located at the Pro Football Hall of Fame site in Canton, Stark County, Ohio on certain real property more particularly described on Exhibit A attached and made a part hereof (the “Land”) (the Land together with the commercial buildings the “Property”).

B. TWAIN GL XXXVI, LLC, a Missouri limited liability company (“Twain”) has agreed to purchase the Land and Borrower has agreed to sell the Land to Twain for a purchase price equal to $550,000.00.

C. Simultaneous with the closing of this Loan and the sale of the Land, Twain has entered into that certain Ground Lease with Borrower dated on or about the date hereof (the “Ground Lease”) pursuant to which Twain, as ground lessor, has ground leased the Land to Borrower.

D. RSI OH, LLC, a Delaware limited liability company (“RSI”) pursuant to the provisions of Section 4.2.1 of that certain Retail Sports Gaming Services Agreement by and between HOF Village Retail II, LLC and RSI dated July 29, 2022 (the “RSI Lease”), RSI has agreed to contribute no less than $3,500,000.00 in tenant improvements to its leased space (the “RSI TI Proceeds”). As of the Loan Closing Date, the RSI Lease has not been executed. At some future date the parties anticipate it will be executed.

E. Borrower has applied to Lender for a leasehold mortgage loan (the “Loan”) in the amount of up to $10,000,000.00 and Lender is willing to make the Loan upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto represent and agree as follows:

SECTION 1

INCORPORATION AND DEFINITIONS

1.1. Definitions.

The foregoing recitals and all exhibits hereto are made a part of this Agreement. The following terms shall have the following meanings in this Agreement:

Affiliate: Means as to any Person, any other Person (excluding any Foreign Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either: (i) to vote fifty one percent (51%) or more of the securities having ordinary voting power for the election of directors of such Person; or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Agreement: As defined in the Opening Paragraph.

Anti-Corruption Laws: Means, collectively, the United States Foreign Corrupt Practices Act of 1977 and all other similar anti-corruption legislation in other jurisdictions.

Anti-Terrorism Laws: Mean those laws and sanctions relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act (Public Law 107-56), the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. App. Section 1 et. seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701 et. seq.), and the sanction regulations promulgated pursuant thereto by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (as any of the foregoing may from time to time be amended, renewed, extended or replaced).

Appraisal: A fair market value real estate appraisal prepared by an appraiser satisfactory to Lender, in form and substance satisfactory to Lender.

Assignment of Leases and Rents: An assignment to Lender from Borrower of the rents, leases, security and other deposits, income, issues, proceeds and profits associated with or arising from the Property or any part thereof, and which assignment is prior to all other such assignments and valid as such against all creditors of Borrower.

Awards: As defined in Section 7.1.

Beneficial Ownership Certification: Means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation: Means 31 CFR § 1010.230.

Blocked Person: Means any of the following: (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; or (e) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

Borrower: As such term is defined in the Opening Paragraph.

Budget: As set forth on Exhibit I.

Business Day: means any day other than a Saturday, a Sunday, or other day on which the Lender is authorized or required by law to be closed.

Capital Expenditures: Mean the cost of any fixed asset or improvement, or replacement or substitution thereof or addition thereto, having a useful life of more than one (1) year, including, but not limited to, those costs arising in connection with the direct or indirect acquisition of such assets or in connection with a capital lease.

Casualty: As defined in Section 7.1.

Collateral: Means all of the following real and personal property owned by Borrower, whether now owned or existing, or hereafter arising or acquired or received by Borrower, wherever located:

(a) The Property;

(b) All the improvements now or hereafter erected on the Property (the “Improvements”), and all easements, rights of way, appurtenances, uses, servitudes, licenses, tenements, hereditaments, rents, royalties, mineral, oil and gas rights and profits, waters, water rights, and water stock, and any and all fixtures, goods, chattels, equipment and articles of personal property of every kind and character, including any replacements, additions, substitutions therefore, now or at any time in the future owned by Borrower and affixed to or placed upon or used in connection with the occupancy, enjoyment and operation of the Property all of which are hereby declared and shall be deemed to be a portion of the security for the Indebtedness herein described and to be subject to the lien of the Mortgage, including but not limiting the generality of the foregoing, all heating, lighting, incinerating, power and total energy equipment, engines, pipes, pumps, tanks, motors, conduits, switchboards, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigeration, ventilating, and communications apparatus, air cooling and air conditioning apparatus, elevators, escalators, wall to wall carpeting, shades, awnings, screens, storm doors and windows, attached cabinets, partitions, ducts and compressors, and such other goods, chattels, and equipment as are adapted to the complete and comfortable use, enjoyment and occupancy of the Property, excluding any of the aforesaid which is owned by any tenant of any unit leased to such tenant and which according to the terms of any applicable lease may be removed by such tenants at the expiration or termination of said lease;

(c) All existing and future appurtenances, privileges, easements, franchises and tenements of the Property, including all minerals, oil, gas, other hydrocarbons and associated substances, sulphur, nitrogen, carbon dioxide, helium and other commercially valuable substances which may be in, under or produced from any part of the Property, all development rights and credits, air rights, water, water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant) and water stock, and any Land lying in the streets, roads or avenues, open or proposed, in front of or adjoining the Property and Improvements;

(d) All existing and future leases, subleases, subtenancies, licenses, occupancy agreements and concessions (“Leases”) relating to the use and enjoyment of all or any part of the Property and Improvements, and any and all guaranties and other agreements relating to or made in connection with any of such Leases;

(e) All goods, materials, supplies, chattels, furniture, fixtures, equipment and machinery now or later to be attached to, placed in or on, or used in connection with the use, enjoyment, occupancy or operation of all or any part of the Property and Improvements, whether stored on the Property or elsewhere, including all pumping plants, engines, pipes, ditches and flumes, and also all gas, electric, cooking, heating, cooling, air conditioning, lighting, refrigeration and plumbing fixtures and equipment, all of which shall be considered to the fullest extent of the law to be real property for purposes of the Mortgage; and any manufacturer’s warranties with respect thereto;

(f) All building materials, equipment, work in process or other personal property of any kind, whether stored on the Property or elsewhere, which have been or later will be acquired for the purpose of being delivered to, incorporated into or installed in or about the Property or Improvements;

(g) All rights to the payment of money, accounts, accounts receivable, reserves, deferred payments, refunds, cost savings, payments and deposits, whether now or later to be received from third parties (including all earnest money sales deposits) or deposited by Borrower with third parties (including all utility deposits), contract rights, development and use rights, governmental permits and licenses, applications, architectural and engineering plans, specifications and drawings, as built drawings, chattel paper, instruments, documents, notes, drafts and letters of credit, which arise from or relate to construction on the Property or to any business now or later to be conducted on it, or to the Property and Improvements generally; and any builder’s or manufacturer’s warranties with respect thereto;

(h) All insurance policies pertaining to the Property and all proceeds, including all claims to and demands for them, of the voluntary or involuntary conversion of any of the Property, Improvements or the other property described above into cash or liquidated claims, including proceeds of all present and future fire, hazard or casualty insurance policies and all condemnation awards or payments now or later to be made by any public body or decree by any court of competent jurisdiction for any taking or in connection with any condemnation or eminent domain proceeding, and all causes of action and their proceeds for any damage or injury to the Property, Improvements or the other property described above or any part of them, or breach of warranty in connection with the construction of the Improvements, including causes of action arising in tort, contract, fraud or concealment of a material fact;

(i) All “Equipment” as that term is defined in the Uniform Commercial Code;

(j) All “Goods” as that term is defined in the Uniform Commercial Code;

(k) All “Accounts” as that term is defined in the Uniform Commercial Code;

(l) All books and records pertaining to any and all of the property described above, including computer readable memory and any computer hardware or software necessary to access and process such memory; and

(m) All proceeds of, additions and accretions to, substitutions and replacements for, and changes in any of the property described above.

Commodity Exchange Act: Means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute and any regulations promulgated thereunder.

Compliance Certificate: A compliance certificate in the form attached as Exhibit H.

Control or control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

County: Stark County, Ohio.

Debt Service: For any period, shall be based upon the combined amount of Loan Proceeds disbursed to date plus the amount of Loan Proceeds that Borrower has requested to be drawn pursuant to Section 6.2 below, a 30-year amortization period (provided, however, that the amortization period for any test under Section 4.18 below shall be calculated on the remaining amortization schedule), and a rate of interest equal to the contracted rate under the Hedging Contract.

Debt Service Coverage Ratio: Means the ratio of Net Operating Income to Debt Service.

Debt Service Coverage Ratio (Stabilization): Means the ratio of Stabilized NOI to Stabilized Debt Service.

Default: Any event, condition or circumstances, which if it were to continue uncured would, with notice or lapse of time or both, constitute an Event of Default hereunder, under any Loan Documents.

Default Rate: As set forth in the Note.

Environmental Indemnity Agreement: An environmental indemnity from Borrower and Guarantor, jointly and severally in favor of Lender, confirming the perpetual survival of Borrower’s and Guarantor’s representations, warranties and indemnities therein with respect to Hazardous Materials, among other things, and compliance with all applicable Environmental Laws.

Environmental Law(s): Means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of Remediation or prevention of releases of Hazardous Materials or relating to liability for or costs of other actual or future danger to human health or the environment or relating to any wrongful death, personal injury or property damage that is caused by or related to the presence, growth, proliferation, reproduction, dispersal, or contact with any biological organism or portion thereof, including molds or other fungi, bacteria or other microorganisms or any etiologic agents or materials arising from or at the Property. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including, but not limited to, Subtitle I relating to underground Storage Tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; requiring notification or disclosure of releases of Hazardous Materials or other environmental condition of the Property to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or the presence of biological or etiologic agents or materials or use, management, or maintenance of the Property.

Environmental Report: That certain environmental report for the Property prepared by Verdantas dated July 2022, Project No. IYR 028.600.005.

Equity Contribution: Is defined in Section 4.19.

ERISA: Means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import and the rules and regulations promulgated thereunder as from time to time in effect.

Event of Default: As defined in Section 10.

Excluded Swap Obligation: Means, with respect to any Borrower or Guarantor, any Indebtedness in respect of any Hedging Contract if, and solely to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by any Borrower or Guarantor of a security interest to secure, such Indebtedness in respect of any Hedging Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower’s or Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Indebtedness in respect of any Hedging Contract.

Extended Maturity Date: September, 2027 (36 months from Initial Maturity Date), unless accelerated sooner pursuant to the terms hereof.

Extension Option: Is defined in Section 3.3.

Force Majeure: means any strikes, lockouts, shortages of labor, fuel or materials, acts of God, significant adverse weather or soil conditions not reasonably anticipated, unforeseen government action, any enemy act, riot, insurrection, or other civil commotion, fire or other similar casualty, or any other cause or circumstance beyond the reasonable control of the party. Force Majeure shall not include shortage of funds.

Foreign Subsidiary: Means any Subsidiary that is not organized or incorporated in the United States or any state or territory thereof.

GAAP: As defined in Section 1.3, below.

Governmental Approvals: All consents, licenses and permits and all other authorizations or approvals required from any Governmental Authority for construction in accordance with the Plans and Specifications.

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Ground Lease: Is defined in the Recitals.

Guarantor: Stuart Lichter, and Stuart Lichter, Trustee of the Stuart Lichter Trust u/t/d dated November 13, 2011.

Guaranty of Payment: An unconditional guaranty of payment and performance executed by Guarantor jointly and severally guarantying all payment and performance obligations of Borrower under the Note and Loan Documents, as the same may be amended, restated, replaced, extended, or otherwise modified from time to time.

Hazardous Material(s): Gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any applicable Environmental Law.

Hedging Contract: Means any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement entered into by a Person in the ordinary course of business.

Improvements: All buildings, structures and other improvements, including, but not limited to, all common areas, located or to be located on the Property, together with all fixtures and equipment required for the operation thereof.

Indebtedness: Means all liabilities, obligations, and indebtedness, whether now or hereafter owing, arising, due or payable, including but not limited to: (a) indebtedness in the nature of loans, overdrafts, letters of credit, capital leases, obligations under derivative contracts (including interest rate swaps) and guarantees of the obligations of third parties; and (b) all liabilities of any person secured by a lien on Borrower’s property.

Inspecting Agent: An inspector selected by Lender, in its sole discretion, who shall perform reviews of the Buildings at Lender’s request. The Inspecting Agent may be a third party or an employee of Lender. Borrower shall be responsible for all fees, costs and expenses of the Inspecting Agent.

Land: As defined in the Recitals.

Law(s): Collectively, all present and future federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Leases: As defined in the definition of Collateral, above.

Lender: As such term is defined in the Opening Paragraph.

Loan: As defined in the Recitals.

Loan Amount: $10,000,000.00.

Loan Closing Date: As defined in the Opening Paragraph.

Loan Fee: $75,000.00.

Loan Documents: Mean this Agreement, the documents specified in Section 3.2 hereof, any Hedging Contracts, any account assignments, control agreements, letter of credit application and agreement or other reimbursement agreements, any subordination agreements, intercreditor agreements and any and all other agreements, instruments and documents, including powers of attorney, consents, and all other writings heretofore, now or hereafter executed by Borrower and/or Guarantor, or delivered to Lender in connection with this Agreement.

Loan Proceeds: All amounts or any portion advanced as part of the Loan, whether advanced directly to Borrower or other parties.

Loan Extension Fee: As defined in Section 3.3.

Management Company: HOF Village Newco, LLC, a Delaware limited liability company.

Material Adverse Change or material adverse change: Lender reasonably determines that a material adverse change has occurred with respect to: (a) Borrower’s or Guarantor’s financial condition, results of operations, business or prospects; (b) Borrower’s ability to pay the Loan in accordance with the terms thereof, or Guarantor’s ability to perform its obligations under the Guaranty of Payment pursuant to the terms thereof; or (c) the value of the Collateral, or the priority of Lender’s lien on any Collateral.

Initial Maturity Date: September 27, 2024 [24 months from Loan Closing Date] unless accelerated sooner or extended pursuant to the terms hereof.

Mortgage: An Open End Mortgage (Leasehold), Assignment of Leases and Rents, Security Agreement, and Fixture Filing duly executed by the Borrower and granting a valid and subsisting first lien on Borrower’s leasehold interest in the Land, and a security interest in the personal property and fixtures securing all obligations of the Borrower under all of the Loan Documents, subject only to the Permitted Exceptions.

Net Operating Income: Means, for any period measured, the difference between: (a) income and reimbursements from executed Leases not then-in default, but excluding items that the Lender reasonably determines are non-recurring in nature and income from any leases expiring within six (6) months of the testing date; and (b) the operating expenses for the Property (X) prior to the Extension Period as reflected in the Appraisal (annualized, if tested quarterly or semi-annually), including rents under the Ground Lease, and (Y) during the Extension Period, the actual operating expenses for the Property (annualized, if tested quarterly or semi-annually), including rents under the Ground Lease, all as reasonably calculated by Lender.

Note: A Promissory Note (said promissory note and all amendments, modifications, restatements and replacements thereto) executed by Borrower, payable to the order of Lender and in the Loan Amount.

OFAC: Means the Office of Foreign Assets Control of the United States Department of the Treasury.

OSHA: the Occupational Safety and Hazard Act of 1970.

Operating Account: A deposit account with Lender that Borrower shall open on or prior to the Loan Closing Date.

Permitted Exceptions: Defects, liens and encumbrances, and other items affecting title to the Property and shown on Exhibit B attached hereto.

Person: Means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental body.

Post-Closing Actions: Mean the actions identified on the Post-Closing Exhibit.

Post-Closing Exhibit: Means the Post-Closing Exhibit, attached hereto as Exhibit F and incorporated herein, as the same may be supplemented or otherwise modified in writing by the Parties in accordance with the terms of this Agreement.

Proceeds: As defined in Section 7.1.

Prohibited Transfer: Means any conveyance, sale, assignment, transfer, division, lien, pledge, mortgage, security interest, encumbrance or alienation of all or any portion of, or any interest in Borrower, the Land, or the Property, whether effected directly, indirectly, voluntarily, involuntarily, or by operation of Law or otherwise; provided, however, that the foregoing shall not apply to: (i) liens securing the Loan, (ii) the lien of current taxes and assessments not in default including payments in lieu of taxes, (iii) any pledge made in connection with indebtedness in respect of purchase money financings of personal property, (iv) any pledge made in connection with indebtedness that is expressly subordinated to the Borrower’s indebtedness to the Lender, on terms and conditions that are satisfactory to the Lender pursuant to any subordination agreement required in connection with this Agreement, (v) Permitted Exceptions, and (vi) transfers, mergers and consolidations of Borrower into or with a parent, Subsidiary or Affiliate of Borrower.

Property: As defined in the Recitals.

Rent Roll: The rent roll of the Property delivered to Lender.

Required Permits: Each building permit, environmental permit, utility permit, land use permit, wetland permit and any other permits, approvals or licenses issued by any Governmental Authority which are required in connection the use, occupancy, or operation of the Property.

RSI: as defined in the Recitals.

RSI Lease: as defined in the Recitals.

RSI TI Proceeds: as defined in the Recitals.

Sanctioned Country: Means at any time, a country or territory which is itself the subject or target of any Sanctions.

Sanctioned Person: Means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned directly or indirectly by any such Person or Persons described in clauses (a) and (b) or (d) any Person otherwise the subject or target of any Sanctions.

Sanctions: Means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce) or any other relevant sanctions authority.

Stabilization: Means the Project has achieved a Debt Service Coverage Ratio (Stabilization) of no less than 1.30:1.00 based upon the entire Loan Amount.

Stabilized Debt Service: Means, for any period, the principal and interest payments due and payable on the Loan, based upon the full Loan Amount, a 30-year amortization period, and a rate of interest equal to the contracted rate under the Hedging Contract.

Stabilized NOI: Means, for any period measured, the difference between: (a) income and reimbursements from tenants under Leases that are paying all rent required thereunder and not then-in default, but excluding items that the Lender reasonably determines are non-recurring in nature and income from any leases expiring within six (6) months of the testing date; and (b) the operating expenses for the Property equal to the greater of: (i) the operating expenses for the Property as reflected in the most-recent as-stabilized Appraisal (annualized, if tested quarterly or semi-annually), including rents under the Ground Lease, but excluding expenses for replacement reserves, and assuming: (A) a property management fee of 3%, and (B) real estate tax expense of $313,000 (as adjusted by Lender, in its reasonable discretion); or (ii) the actual operating expenses for the Property (annualized, if tested quarterly or semi-annually), including rents under the Ground Lease, all as reasonably calculated by Lender.

Subsidiary: Means a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, are owned, directly or indirectly, by Borrower.

Survey: An ALTA survey of the Land in compliance with the requirements of Exhibit C attached hereto.

Taking: As defined in Section 7.1.

Title Agent: Chicago Title.

Title Commitment: A commitment for issuance of an ALTA Loan Policy of Title Insurance in compliance with the requirements of Exhibit D attached hereto.

Title Policy: An ALTA Loan Policy of Title Insurance in compliance with the requirements of Exhibit D attached hereto.

Twain: As defined in the Recitals.

Twain Proceeds: An amount equal to $18,200,000.00, of which $550,000 shall be used for the purchase price for the Land and up to $2,900,000.00 shall be reserved and held by Twain for capitalized Ground Lease payments which it will pay to itself.

1.2. Definitions in Loan Documents. All terms not otherwise defined in the Loan Documents shall have the same meanings as set forth herein. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

1.3. Accounting Terms. All accounting terms not specifically defined herein shall be defined in accordance with Generally Accepted Accounting Principles as promulgated by the United States of America Financial Accounting Standards Board in the United States of America in effect from time to time (“GAAP”). All financial computations to be made under this Agreement, unless otherwise specifically provided herein, shall be construed in accordance with GAAP. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.4. Uniform Commercial Code Terms. All capitalized terms used herein with reference to the Collateral and defined in the Uniform Commercial Code as adopted in the [State of Ohio], from time to time, shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

1.5. Lease Accounting Changes. If there occurs after the Closing Date any change in GAAP resulting from the implementation of Financial Accounting Standards Update Board Accounting Standards Topic 842 (Leases) that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Borrower and Lender shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Borrower and Lender after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrower shall provide additional financial statements or supplements thereto, attachments to compliance certificates and/or calculations regarding financial covenants as Lender may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrower both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP. Notwithstanding the foregoing, if Borrower and Lender are unable to agree on appropriate amendments within one (1) year after the effective date of the changes in Financial Accounting Standards Update Board Accounting Standards Topic 842 (Leases), then all covenant calculations and definitions shall thereafter be computed in accordance with GAAP as so changed.

SECTION 2

REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties. To induce Lender to execute and perform its obligations under this Agreement, Borrower hereby represents, covenants and warrants to Lender as follows:

(a) Title to Assets. On the Loan Closing Date and at all times thereafter until the Loan is paid in full, the Borrower will have good and marketable indefeasible leasehold title to the Land, subject only to Permitted Exceptions.

(b) Financial Statements. All financial statements and other financial information furnished by Borrower or any Guarantor (now or in the future) to Lender in connection with the Loan are true, complete and correct and fairly present the financial condition of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower or any Guarantor has occurred since the respective dates of such statements and information. Furthermore, all financial statements and other financial information which shall be furnished by Borrower or any Guarantor to Lender in connection with the Loan shall be true, complete and correct and shall fairly present the financial condition of the subjects thereof as of the respective dates thereof and shall not fail to state any material fact necessary to make any statements or information not misleading. Neither Borrower nor any Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements and information. No other information or documents provided by Borrower or any Guarantor is false, incomplete or inaccurate in any material respect.

(c) Binding Obligations. The Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors if the Borrower is a corporation, all its general partners if the Borrower is a partnership or all its members if the Borrower is a limited liability company, or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower, will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.

(d) Existence, Power and Authority. If not a natural person, the Borrower is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing. The Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

(e) No Defaults or Violations. There does not exist any Event of Default under this Agreement or any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its partnership agreement if the Borrower is a partnership, its articles or certificate of incorporation, regulations or bylaws if the Borrower is a corporation or its other organizational documents as applicable; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any Governmental Authority; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

(f) Tax Returns. The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

(g) Employee Benefit Plans. Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of ERISA, including minimum funding requirements, and: (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

(h) Investment Company Act; Margin Stock.

(i)	No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.
(ii)	Neither any Borrower, any Person Controlling any Borrower, nor any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(i) Anti-Corruption Laws & Sanctions.

(iii)	None of (A) any Loan Party, any Subsidiary thereof or, any of the respective directors, officers, employees or Affiliates of any Loan Party or any Subsidiary thereof, or (B) any agent or representative of any Loan Party or any Subsidiary thereof that will act in any capacity in connection with, or benefit from, the credit facilities provided hereunder, (1) is a Sanctioned Person or currently the subject or target of any Sanctions, (2) has its assets located in a Sanctioned Country, (3) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (4) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or has the purpose of evading or avoiding any Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries, and each director, officer, employee, agent and Affiliate of the Loan Parties and their respective Subsidiaries, is in compliance with the Anti-Corruption Laws.

(iv)	No proceeds of any Credit Extension have been used, directly or indirectly, by any Loan Party, any Subsidiary thereof or any of the respective directors, officers, employees, Affiliates or agents of the foregoing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(j) Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents: (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.

(k) No Material Adverse Change. None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now foresee, might materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents and no condition, circumstance, event, agreement, document, instrument, restriction, or pending or threatened litigation or proceeding exists which could cause a Material Adverse Change to the Borrower, Guarantor or the Property.

(l) Land Use. The present use and occupancy of the Property does not violate or conflict with any approved lease, any applicable law, statute, ordinance, rule, regulation or order of any kind, including, without limitation, zoning, building, environmental, land use, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not.

(m) Material Facts. All financial statements, budgets, schedules, opinions, certificates, confirmations, applications, rent rolls, affidavits, agreements and other materials submitted to the Lender in connection with or in furtherance of this Agreement, and by or on behalf of the Borrower, fully and fairly state the matters with which they purport to deal, do not misstate any material fact, nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

(n) Utilities. All utility and municipal services required for the occupancy and operation of the Property, including, but not limited to, water supply, storm and sanitary sewage disposal system, gas, electric and telephone facilities are available for use and provide the Property with services to the extent necessary for operation of the Property.

(o) Storm and Sanitary Sewers. To Borrower’s knowledge, the storm and sanitary sewage disposal system, water system and all mechanical systems of the Property comply with all applicable environmental, pollution control and ecological Laws, ordinances, rules and regulations.

(p) Permits and Approvals. All Required Permits have been issued and are in full force and Borrower is not aware of any circumstance which would cause the revocation, suspension, or other material impairment of any such Required Permits.

(q) Easements. All utility, parking, vehicular access (including curb cuts and highway access), recreational and other permits and easements required for the use and operation of the Property have been granted and issued.

(r) No Encroachment. The Improvements do not encroach upon any building line, set back line, side yard line, or any recorded or visible easement, or other easement of which Borrower is aware or has reason to believe may exist, affecting the Property.

(s) Ingress and Egress. All roads necessary for ingress and egress to the Property and for the full utilization of the Improvements have been completed pursuant to easements approved or deemed approved by the Lender or have been dedicated to public use and accepted by the appropriate Governmental Authority.

(t) No Condemnation. (i) No condemnation of any portion of the Property and (ii) no proceedings to deny access to the Property from any point of access to the Property, has commenced, or to the best of Borrower’s knowledge, is contemplated by any Governmental Authority.

(u) Environmental Matters. Except as disclosed by Borrower to Lender in the Environmental Report: (i) the Property is in a clean, safe and healthful condition, free of all Hazardous Materials; (ii) neither Borrower nor, to the best knowledge of Borrower, any other Person, has ever caused or permitted any Hazardous Materials to be placed, held, located or disposed of on, under, at or in a manner to affect the Property, or any part thereof, and the Property has never been used for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Materials; (iii) neither the Property nor Borrower is subject to any existing, pending, or, to the best of Borrower’s knowledge, threatened investigation or inquiry by any Governmental Authority, and the Property is not subject to any remedial obligations under any applicable Laws pertaining to health or the environment; and (iv) there are no underground tanks, vessels, or similar facilities for the storage, containment or accumulation of Hazardous Materials of any sort on or affecting the Property.

(v) Foreign Person. Neither Borrower nor Guarantor is a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(w) Trade Names. Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is Ohio.

(x) Separate Tax Parcels. The Property is taxed separately without regard to any other property and for all purposes the Property may be mortgaged, conveyed and otherwise dealt with as independent parcels.

(y) Leases. Borrower and its agents have not entered into any leases, subleases or other arrangements for occupancy of space within the Property other than those shown on the Rent Roll delivered to Lender. True, correct and complete copies of all leases, as amended, have been delivered to Lender. All leases are in full force and effect. Borrower is not in default under any lease and Borrower has disclosed to Lender in writing any material default by the tenant under any lease.

(z) Anti-Terrorism Laws. Borrower has not and will not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the prohibitions set forth in any Anti-Terrorism Law.

(aa) Compliance with OSHA. Borrower is in compliance with OSHA, unless failure to comply or maintain would not reasonably be expected to have a Material Adverse Effect on Borrower.

(bb) Beneficial Ownership Certificate. As of the Loan Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

2.2. Continuation of Representations and Warranties. Except for matters disclosed by Borrower and approved in writing by Lender, the Borrower hereby covenants, warrants and agrees that each of the representations and warranties made in Section 2.1 hereof shall be and shall remain true and correct as of the Loan Closing Date and at all times thereafter so long as any part of the Loan shall remain outstanding.

SECTION 3

THE LOAN AND LOAN DOCUMENTS

3.1. Agreement to Borrow and Lend. Borrower agrees to borrow from Lender, and Lender agrees to lend to Borrower such amount as shall be requested by Borrower, but in no event exceeding the stated Loan Amount, on the terms and subject to the conditions of this Agreement. The Loan shall be evidenced by the Note.

3.2. Loan Documents. Borrower agrees to execute and deliver to Lender, on or prior to the Loan Closing Date, the following documents, all of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution and all of which are executed on or about the date hereof:

(a) The Note.

(b) The Mortgage.

(c) The Assignment of Leases and Rents.

(d) Uniform Commercial Code (“UCC”) financing statements; Borrower hereby authorizes Lender to file UCC financing statements naming Borrower as debtor with respect to the Mortgage and the collateral described in the Mortgage and other Loan Documents and which financing statements are prior to all other such financing statements and valid as such against all creditors of Borrower.

(e) The Environmental Indemnity Agreement.

(f) The Guaranty of Payment.

(g) If required by Lender, an assignment to Lender of all rights of Borrower in any contract for management of the Property or any portion thereof, together with assignments of such maintenance and service contracts entered into in connection with the operation of the Property as Lender may require, and which assignment is prior to all other such assignments and valid as such against all creditors of Borrower.

(h) To the extent required by Lender, consents to the foregoing assignments by: (i) the other parties to the leases, licenses, contracts and agreements being assigned; and (ii) any guarantors of the performance of the obligations of such other parties under such leases, licenses, contracts and agreements, together with the confirmation by such other parties and guarantors that they will continue to perform and guaranty performance of such leases, licenses, contracts and agreements, as the case may be, after enforcement of and realization on such assignment by Lender.

(i) Such other papers and documents as may be required by this Agreement or as Lender may reasonably require.

3.3. Extension Option.

(a) As long as no Event of Default has occurred and is continuing hereunder, Borrower shall have the option (the “Extension Option”) to extend the Initial Maturity Date for an additional thirty six (36) months to the Extended Maturity Date upon satisfaction of the following:

(i)	Lender receives written notice of Borrower’s election to exercise the Extension Option on or before thirty (30) days prior to the Initial Maturity Date;
(ii)	Borrower pays to Lender an extension fee equal to 0.15% of the then outstanding principal balance of the Loan (the “Loan Extension Fee”); and
(iii)	The Project has achieved a 1.30:1.00 Debt Service Coverage Ratio.

SECTION 4

AFFIRMATIVE COVENANTS

From the date of execution of this Agreement until the Loan has been paid in full the Borrower agrees as follows:

4.1. Books and Records. Borrower shall maintain books and records for the Property and give representatives of the Lender access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Lender may from time to time reasonably request, and the Borrower will make available to the Lender for examination copies of any reports, statements and returns which the Borrower may make to or file with any federal, state or local governmental department, bureau or agency.

4.2. Financial Statement, Rent Roll and Tax Return Reporting: Borrower and each Guarantor shall furnish to the Lender whatever information, books and records the Lender may reasonably request, including at a minimum:

(a) Within sixty (60) days after and as of the end of each calendar quarter and within one-hundred twenty (120) days of each December 31 (beginning with the fiscal year ending December 31, 2022), detailed operating statements for Borrower and a rent roll, in form and substance reasonably acceptable to Lender, prepared by an authorized agent of Borrower.

(b) Prior to Stabilization, as soon as available, but in any event within thirty (30) days of the end of each month, beginning with the month end October 30, 2022, monthly leasing reports in substance and detail reasonably acceptable to Lender.

(c) As soon as available, but in any event within one hundred twenty (120) days after the end of each calendar year (beginning with the calendar year ending December 31, 2022), the signed personal financial statements and a list of contingent liabilities of Guarantor for the calendar year then ended.

(d) As soon as available, but in any event within one hundred twenty (120) days after the end of each calendar year (beginning with the calendar year ending December 31, 2022), and within 60 days of each June 30 (beginning June 30, 2023), Guarantor shall provide copies of bank and/or broker statements to support the liquid assets reported on his personal financial statement, provided, however, that upon Stabilization this requirement shall reduce to annual statements.

(e) As soon as available, but in any event within one hundred twenty (120) days after the end of each calendar year (beginning with the calendar year ending December 31, 2021), each Guarantor shall provide a detailed global cash flow statement.

(f) Within thirty (30) days after filing but in no event later than May 15th of each year, a copy of Borrower’s federal income tax return, including all schedules and K-1 statements thereto. If Borrower files an extension, then a copy of the extension shall be provided to Lender no later than May 15th, with a copy of the filed return provided to Lender no later than November 15th.

(g) Within thirty (30) days after filing but in no event later than May 15th of each year, a copy of Guarantor’s federal income tax return, including all schedules and K-1 statements thereto. If Guarantor files an extension, then a copy of the extension shall be provided to Lender no later than May 15th, with a copy of the filed return provided to Lender within thirty (30) days after filing but not later than November 15th.

(h) Immediately after an officer of Borrower obtains written notice of: (i) any litigation materially affecting or relating to the Project, (ii) any dispute between Borrower and any municipal or other Governmental Authority relating to the Project, the adverse determination of which might materially affect the Project, (iii) any threat or commencement of proceedings in condemnation or eminent domain relating to the Project, and (iv) any fact or circumstance that may render the Budget inaccurate in a material manner, a notice so stating.

(i) At the request of Lender, such other information as Lender may from time to time reasonably require.

If Borrower has Subsidiaries, all financial statements required will be provided on a separate and consolidated basis.

4.3. Maintenance of Existence, Operation and Assets. Borrower shall do all things necessary to: (a) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (b) continue in operation in substantially the same manner as at present; (c) keep its properties in good operating condition and repair; and (d) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

4.4. Insurance and Payment of Taxes and Escrows.

(a) Insurance. At all times during the term of the Loan, Borrower shall: (i) cause insurance policies to be maintained in compliance with Lender’s insurance requirements as modified and amended from time to time; and (ii) provide originals or copies of the same to Lender, as required by Lender. Borrower shall timely pay all premiums on all insurance policies required hereunder, and as and when any policies of insurance may expire, furnish to Lender, evidence of payment of premiums prior to such expiration, and maintain insurance policies with companies, coverage and in amounts satisfactory to Lender.

(b) Payment of Taxes. Borrower shall pay all real estate taxes and assessments and charges of every kind upon the Property before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if: (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Property or any part thereof or any interest therein, (ii) Borrower has notified Lender in writing of Borrower’s intent to contest such taxes, and (iii) Borrower has deposited with Lender security in form and amount satisfactory to Lender, in its sole discretion, and has increased the amount of such security so deposited promptly after Lender’s request therefor. If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute Loan proceeds hereunder (even if the total amount disbursed would exceed the Loan Amount). Borrower shall furnish to Lender evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest. Notwithstanding the foregoing, Borrower may not enter into any payment plan with the appropriate real estate taxing authority without the prior written consent of Lender.

(c) Escrow Accounts.

(i)	Borrower shall, upon the occurrence of any Event of Default, make insurance and tax escrow deposits, in amounts reasonably determined by Lender from time to time as being needed to pay taxes and insurance premiums when due, in an interest bearing escrow account held by Lender in Borrower’s name and under Lender’s sole dominion and control, and if required by Lender, Borrower shall execute a separate pledge and account control agreement with Lender. All payments deposited in the escrow account, and all interest accruing thereon, are pledged as additional collateral for the Loan. Notwithstanding Lender’s holding of the escrow account, nothing herein shall obligate Lender to pay any insurance premiums or real property taxes with respect to any portion of the Property if an Event of Default has occurred unless the Event of Default has been cured to the satisfaction of Lender. If the Event of Default has been satisfactorily cured, Lender shall make available to Borrower such funds as may be deposited in the escrow account from time to time for Borrower’s payment of insurance premiums or real property taxes due with respect to the Property.
(ii)	If the amount of the funds held by Lender shall not be sufficient to pay taxes, assessments and insurance premiums as they fall due, Borrower shall pay to Lender the amount of any such deficiency within thirty (30) days after notice from Lender to Borrower requesting payment thereof.
(iii)	Upon payment in full of all sums secured by the Mortgage, Lender shall promptly refund to Borrower any funds held by Lender pursuant to this Section.

4.5. Compliance with Laws. Borrower shall comply with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.6. Bank Accounts. Borrower shall establish and maintain all operating deposit accounts with Lender.

4.7. Financial Covenants. Borrower shall comply with all of the financial and other covenants contained in this Agreement and the other Loan Documents.

4.8. Additional Reports. Borrower shall within five (5) Business Days of its written notice of the same, provide written notice to the Lender of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (a) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, (b) any litigation filed by or against the Borrower, (c) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA) or (d) any event which might result in a Material Adverse Change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower.

4.9. Loan to Value Ratio; Appraisal. At all times during the term of the Loan, the Loan to value ratio shall be no more than sixty five percent (65%) based upon a current Appraisal of the Property, which Appraisal shall be paid for by Borrower. Notwithstanding the foregoing, if the RSI Lease (once executed and delivered to Lender) are inconsistent with the economic terms used by Lender in underwriting the Loan or used by the appraiser in preparing the Appraisal delivered to Lender pursuant to Section 6.1(m), or if negotiations for the RSI Lease are ultimately unsuccessful and the RSI Lease is not consummated, then Lender shall order (at Borrower’s sole cost) a new Appraisal accurately reflecting the final terms of the RSI Lease. In the event that the Loan to value ratio of the new Appraisal is higher than the Lender’s then-current underwriting requirements for loan transactions of this type, Lender, in its sole discretion, may limit the amount of Loan proceeds available to be disbursed hereunder in such amount as Lender, in its sole discretion, calculates to be necessary to comply with the Lender’s underwriting guidelines.

4.10. Furnishing Reports. Borrower shall provide Lender with copies of all inspections, reports, test results and other information received by Borrower from time to time from its employees, agents, representatives, architects, engineers, any contractors and any other parties involved in the operation of the Property, which in any material way relate to the Property or any part thereof.

4.11. Lost Note. Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new promissory note containing the same terms and conditions as the Note with a notation thereon of the unpaid principal accrued and unpaid interest.

4.12. Hazardous Materials. Borrower shall comply with any and all Laws, regulations or orders with respect to the discharge and removal of Hazardous Materials, shall pay immediately when due the costs of removal of any such Hazardous Materials, and shall keep the Property free of any lien imposed pursuant to Environmental Laws, regulations or orders. In the event Borrower fails to do so, after notice to Borrower and the expiration of the earlier of: (i) applicable cure periods hereunder; or (ii) the cure period permitted under applicable Law, regulation or order, Lender may declare an Event of Default and/or cause the remediation of the Hazardous Materials with the cost of the remediation added to the indebtedness evidenced by the Note and secured by the Mortgage (regardless of whether such indebtedness then increases the outstanding balance of the Note to an amount in excess of the face amount thereof). Borrower further agrees that Borrower shall not release or dispose of any Hazardous Materials at the Property without the express prior approval of Lender and any such release or disposal will be in compliance with all applicable Laws and regulations and conditions, if any, established by Lender, including, without limitation, those set forth in the Mortgage. Lender shall have the right at any time to conduct an environmental audit of the Property for reasonable cause, at Borrower’s sole cost and expense, and Borrower shall cooperate in the conduct of such environmental audit. Borrower shall give Lender and its agents and its employees access to the Property to inspect and test the Property and to remove Hazardous Materials. Borrower hereby indemnifies Lender and agrees to defend Lender and hold Lender harmless from and against all claims, injuries, losses, costs, damages, liabilities and expenses (including attorneys’ fees and consequential damages) by reason of any claim in connection with any Hazardous Materials which were present at the Property during or prior to Borrower’s ownership of the Property. The foregoing indemnification shall be included within the indemnity agreement referred to in Section 3.2(e) hereof, and shall survive repayment of the Note.

4.13. Lender’s Attorneys’ Fees. Borrower agrees to pay Lender’s attorneys’ fees and disbursements incurred in connection with the Loan, including: (i) the preparation of this Agreement, the other Loan Documents, any intercreditor agreements, and the preparation of the closing binders; and (ii) the disbursement, syndication and administration of the Loan, if applicable. Further, if at any time or times hereafter (whether or not a Default has occurred) Lender employs counsel for advice or other representation with respect to any matter concerning Borrower, this Agreement, the Land, or the Loan Documents, or to protect, collect, lease, sell, take possession of or liquidate all or any portion of the Land, or to attempt to enforce or protect any security interest or lien or other right in any of the premises or under any of the Loan Documents, or to enforce any rights of the Lender or obligations of Borrower or any other person, firm or corporation which may be obligated to Lender by virtue of this Agreement or under any of the Loan Documents or any other agreement, instrument or document, heretofore or hereafter delivered to Lender in furtherance hereof, then in any such event, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, shall constitute an additional indebtedness owing by Borrower to Lender payable on demand, and secured by the Mortgage and other Loan Documents.

4.14. Costs and Expenses. Borrower agrees to pay all costs, expenses (including reasonable attorneys' fees), and disbursements incurred by Lender on Borrower’s behalf: (a) in all efforts made to enforce payment of the Loan or effect collection of any Collateral; (b) in connection with entering into, modifying, amending, and enforcing this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments; (c) in maintaining, storing, or preserving any Collateral, or in instituting, enforcing and foreclosing on Lender’s security interest in any Collateral or possession of any premises containing any Collateral, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to Lender’s transactions with Borrower; or (e) in connection with any advice given to Lender with respect to its rights and obligations under this Agreement and all related agreements. Expenses being reimbursed by Borrower under this section include costs and expenses incurred in connection with: (s) appraisals and insurance reviews; (t) environmental examinations and reports; (u) field examinations and the preparation of reports based thereon; (v) the fees charged by a third party retained by Lender or the internally allocated fees for each Person employed by Lender with respect to each field examination; (w) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of Lender; (x) taxes, fees and other charges for: (i) lien and title searches and title insurance, and (ii) the recording of any mortgages, filing of any financing statements and continuations, and other actions to perfect, protect, and continue Lender’s security interests; (y) sums paid or incurred to take any action required of Borrower under the Loan Documents that Borrower fails to pay or take; and (z) forwarding loan proceeds, collecting checks and other items of payment, and costs and expenses of preserving and protecting the Collateral.

4.15. Reserved.

4.16. ERISA. – Borrower shall not create, maintain or become obligated to contribute to any Plan or Multiemployer Plan, as such terms are defined in Sections 3(2), 3(37) and 4001(a)(3) of ERISA without Lender’s prior written consent, which consent shall not be unreasonably withheld.

4.17. Hedging Contracts.

(a) Except as authorized by Lender, Borrower is not currently a party to, nor will it be a party to any Hedging Contract unless such contract provides that damages upon termination following an event of default thereunder are payable on a “two-way basis” without regard to fault on the part of either party. Lender hereby authorizes Borrower to, and on or before the Loan Closing Date Borrower shall, enter into one or more Hedging Contracts in form and substance (including, without limitation, the level thereof) reasonably acceptable to Lender, protecting against fluctuations in interest rates, in an amount equal to the face amount of the Note, and the terms thereof will otherwise match the terms of Loan, specifically reset dates, payment dates and accrual periods, unless otherwise agreed under the Hedging Contracts.

(b) The principal purpose of any such Hedging Contracts shall be to provide Borrower with protection from fluctuations and other changes in interest rates and not for speculative purposes. With respect to each Hedging Contract, from time to time upon Lender’s request, Borrower shall provide Lender with true, accurate and complete copies of: (i) such Hedging Contract, including any schedules, exhibits, confirmations, credit support documents or other documents executed pursuant to or in connection with such Hedging Contract, all as amended, restated or otherwise modified from time to time, and (ii) such other information, valuations, statements, reports and documents regarding such Hedging Contract as Lender may reasonably request.

(c) Borrower agrees to pay all break funding costs associated with prepayment under any ISDA Master Agreement entered into in connection with the Hedging Contracts in connection with the termination of such ISDA Master Agreement.

4.18. Debt Service Coverage Ratio. Beginning with the first semi-annual date (December 31 or June 30) following the exercise of the Extension Option, Borrower shall maintain a Debt Service Coverage Ratio of not less than 1.30:1.00.

4.19. Equity Contribution. Borrower has made an initial equity contribution of not less than $21,324,196.00 to the Project as of the date hereof (the “Equity Contribution”).

4.20. Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Indebtedness of each Guarantor and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Guarantor in order for such Guarantor to honor its obligations under the Guaranty including obligations with respect to Hedging Contracts (provided, however, that the Borrower shall only be liable under this Section 4.20 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.20, or otherwise under this Agreement or any Loan Document, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 4.20 shall remain in full force and effect until all Indebtedness is paid in full to the Lender. The Borrower intends that this Section 4.20 constitute, and this Section 4.20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

4.21. Beneficial Ownership Certificate and Other Additional Information. Borrower shall promptly provide information and documentation reasonably requested by Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, if applicable.

4.22 Compliance with Anti-Corruption Laws and Sanctions. Borrower shall conduct its businesses in compliance with all Anti-Corruption Laws and applicable Sanctions and maintain policies and procedures designed to promote and achieve compliance with all Anti-Corruption Laws and applicable Sanctions.

SECTION 5

NEGATIVE COVENANTS

The Borrower covenants and agrees that from the date of this Agreement until the Loan has been paid in full, the Borrower shall not:

5.1. Indebtedness, Liens and Encumbrances by Borrower. Create, effect, consent to, attempt, contract for, agree to make, suffer or permit any additional indebtedness, encumbrances or liens other than (a) the Loan, (b) the Ground Lease, and (c) the Permitted Exceptions.

5.2. Mechanics’ Liens. Suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Property or any funds due any contractor, and will, within 60 days of written notice from Lender, bond or discharge the same if any claims for lien or any proceedings for the enforcement thereof are filed or commenced; provided, however, that Borrower shall have the right to contest in good faith and with due diligence the validity of any such lien or claim upon furnishing to the Title Agent such security or indemnity as it may require to induce the Title Agent to issue its Title Policy or an endorsement thereto insuring against all such claims, liens or proceedings; and provided further, that Lender will not be required to make any further disbursements, if applicable, unless Borrower shall have provided Lender with such other security with respect to such claim as may be acceptable to Lender, in its sole discretion. In the event Borrower elects to bond any mechanic’s lien claim, such bond shall be in an amount equal to at least one hundred fifty percent (150%) of such claim or such amount as shall be required by statute.

5.3. Settlement of Mechanics’ Lien Claims. If Borrower shall fail promptly to bond or discharge any mechanics’ lien claim filed or otherwise asserted or to contest any such claims and give security or indemnity in the manner provided in Section 5.2 above, or, having commenced to contest the same, and having given such security or indemnity, shall thereafter fail to prosecute such contest in good faith or with due diligence, or fail to maintain such indemnity or security so required by the Title Agent for its full amount, or, upon adverse conclusion of any such contest, shall fail to cause any judgment or decree to be satisfied and lien to be released, then, and in any such event, Lender may at its election (but shall not be required to), (i) procure the release and discharge of any such claim and any judgment or decree thereon, without inquiring into or investigating the amount, validity or enforceability of such lien or claim and (ii) effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Agent, and any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursements of the Loan Proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note).

5.4. Guarantees. Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

5.5. Loans or Advances. Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, except investments disclosed on the Borrower’s financial statements or acceptable to the Lender in its sole discretion.

5.6. Division, Merger, or Transfer of Assets. Divide, liquidate or dissolve; or merge (including, but not limited to, through a plan of division) or consolidate with or into any person, firm, corporation or other entity; or sell, lease, transfer or otherwise dispose of (including, but not limited to, through a plan of divisive merger) all or any substantial part of its property, assets, operations or business, whether now owned or hereafter acquired, except in the case of merger or consolidation with a parent, Subsidiary or Affiliate.

5.7. Change in Business, Management or Ownership. Permit or suffer a material amendment or modification of its organizational documents. Furthermore: (a) Current owners of Borrower shall maintain 51% of the outstanding voting equity interests of Borrower on a fully diluted basis, free and clear of all liens (other than in favor of Lender); (b) Borrower shall maintain a majority of the directors or managers who constitute the board of directors or the managing body of Borrower on the date hereof, unless replacement of any exiting board or managing body member (other than owing to death or disability) shall have been approved by such board of directors or managing body as constituted on the date hereof.

5.8. Dividends. Except as otherwise provided herein, declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity.

5.9. Acquisitions. Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity.

5.10. Management Agents’ and Brokers’ Contracts. Enter into, modify, or amend any management contracts for the Property or agreements with agents or brokers, without the prior written approval of Lender which approval shall not unreasonably be withheld. All such contracts shall be subordinate to the Loan and the Loan Documents.

5.11. Single Purpose Entity. Borrower has not since the date of its formation and shall not:

(a) engage in any business or activity other than the acquisition, ownership, operation and maintenance of the Property, and activities incidental thereto;

(b) acquire or own any material asset other than: (i) the Property, and (ii) such incidental personal property as may be necessary for the operation of the Property;

(c) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender;

(d) own any Subsidiary or make any investment in or acquire the obligations or securities of any other Person without the consent of Lender;

(e) commingle its assets with the assets of any of its partner(s), members, shareholders, Affiliates, or of any other Person or transfer any assets to any such Person other than distributions on account of equity interests in the Borrower permitted hereunder and properly accounted for;

(f) fail to maintain its records, books of account and bank accounts separate and apart from those of the shareholders, partners, members, principals and Affiliates of Borrower, the Affiliates of a shareholder, partner or member of Borrower, and any other Person or fail to prepare and maintain its own financial statements in accordance with GAAP and susceptible to audit, or if such financial statements are consolidated fail to cause such financial statements to contain footnotes disclosing that the Property is actually owned by the Borrower;

(g) enter into any contract or agreement with any shareholder, partner, member, principal or Affiliate of Borrower or any Guarantor or any shareholder, partner, member, principal or Affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any shareholder, partner, member, principal or Affiliate of Borrower or Guarantor, or any shareholder, partner, member, principal or Affiliate thereof;

(h) fail to correct any known misunderstandings regarding the separate identity of Borrower;

(i) fail to file its own tax returns (unless Borrower is not legally required to file its own tax returns) or to use separate contracts, purchase orders, stationery, invoices and checks;

(j) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any shareholder, partner, member, principal or Affiliate of Borrower, or any shareholder, partner, member, principal or Affiliate thereof);

(k) allow any Person to pay the salaries of its own employees or fail to maintain a sufficient number of employees for its contemplated business operations;

(l) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(m) file a voluntary petition or otherwise initiate proceedings to have the Borrower or any general partner, manager or managing member of Borrower adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Borrower or any general partner, manager or managing member of Borrower, or file a petition seeking or consenting to reorganization or relief of the Borrower or any general partner, manager or managing member of Borrower as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Borrower or any general partner, manager or managing member of Borrower; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Borrower or any general partner, manager or managing member of Borrower or of all or any substantial part of the properties and assets of the Borrower or any general partner, manager or managing member of Borrower, or make any general assignment for the benefit of creditors of the Borrower or any general partner, manager or managing member of Borrower , or admit in writing the inability of the Borrower or any general partner, manager or managing member of Borrower to pay its debts generally as they become due or declare or effect a moratorium on the Borrower or any general partner, manager or managing member of Borrower debt or take any action in furtherance of any such action;

(n) share any common logo with or hold itself out as or be considered as a department or division of (i) any shareholder, partner, principal, member or Affiliate of Borrower, (ii) any Affiliate of a shareholder, partner, principal, member or Affiliate of Borrower, or (iii) any other Person or allow any Person to identify the Borrower as a department or division of that Person, except that Borrower may permissibly use the common logo and other marks for the Hall of Fame Village; or

(o) conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Borrower or the creditors of any other Person.

5.12. Transactions with Blocked Persons. Borrower has not and shall not, at any time, directly or indirectly, whether through itself, its Affiliates or agents: (a) engage in any transaction with any Blocked Person; (b) engage in any transaction that violates federal or state sanctions laws, such as those issued by the Office of Foreign Asset Control; (c) engage in or conspire to engage in any transaction that evades or avoids any of the prohibitions set forth in any Subsections 5.12(a) or (b), above; or (d) fail to provide to Lender any information requested from time to time by Lender in its sole discretion, confirming the compliance of Borrower with this section.

5.13. Capital Expenditures. Borrower shall not make or contract to make capital expenditures in any fiscal year in excess of $200,000 in the aggregate; provided, however, that Borrower may make or incur Capital Expenditures so long as no Event of Default has occurred and is continuing, and the making or incurrence of such Capital Expenditure(s) shall not be reasonably calculated to cause an Event of Default.

5.14. Fiscal Year/Accounting Treatment. Borrower shall not change its fiscal year for accounting or tax purposes from a period consisting of the twelve (12) month and shall not make any change in accounting treatment and reporting practices or tax reporting treatment except as required by GAAP or law and disclosed in writing to Lender at the address set forth in Section 10.9, below.

5.15. Prepayment of Additional Indebtedness. Borrower shall not, without the prior written consent of Lender: (a) prepay, redeem, defease, purchase, or otherwise acquire any of its indebtedness (other than the Loan to Lender in accordance with this Agreement); or (b) directly or indirectly materially amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning any of Borrower’s indebtedness permitted under this Agreement.

5.16. Creation of Subsidiaries or Affiliates. Borrower shall not, without the prior written consent of Lender: (a) create, acquire or permit to exist any Subsidiaries other than those existing on the Loan Closing Date; or (b) create, acquire or permit to exist any Affiliates other than those existing on the Loan Closing Date. Notwithstanding the foregoing, the organization or existence of Affiliates organized or incorporated by Hall of Fame Resort and Entertainment Co. shall not be deemed a violation of this Section 5.16.

5.17. Use of Proceeds. Borrower shall not:

(a) Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) for any purpose other than, on and after the Loan Closing Date in accordance with the terms of this Agreement, to fund tenant improvements (or reimbursement to Borrower of the costs thereof) in connection with the Property (except that, no Loan Proceeds shall be used in connection with the costs incurred for the RSI Lease), or (z) on the Loan Closing Date, to pay fees and expenses in connection therewith, or (ii) to purchase or carry “margin stock” (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(b) Use the proceeds of the Loan, whether directly or indirectly, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6

CONDITIONS TO LOAN CLOSING; CONDITIONS TO LOAN FUNDINGS; POST-CLOSING ACTIONS

6.1. Conditions To Loan Closing. Lender shall have been satisfied that there is no Default or Event of Default under this Agreement or the other Loan Documents, and there is no litigation (existing, pending or threatened) which could cause a Material Adverse Change in the Borrower, Guarantor or the Property. The Loan Closing Date shall occur at such time as all of the conditions and requirements of this Agreement required to be performed by Borrower or other parties have been satisfied or performed. Borrower shall furnish the following to Lender at least ten (10) Business Days prior to the Loan Closing Date or at such time as is set forth below, all of which must be strictly satisfactory to Lender and Lender’s counsel in their sole discretion, in form, content and execution:

(a) Title Policy. The Title Commitment for issuance of the Title Policy.

(b) Survey. The Survey.

(c) Insurance Policies. Evidence of insurance in compliance with Lender’s insurance requirements, as modified and amended from time to time, satisfactory to Lender, as determined in its sole discretion.

(d) Compliance with Laws. Evidence satisfactory to Lender that the Property is in compliance with all governmental, zoning and building Laws, and ordinances and regulations (including, without limitation, requirements for parking and operation of the Property), and that any approvals thereof required from third parties or any Governmental Authorities have been obtained. Such evidence shall include, to the extent applicable, certificates of occupancy, copies of all letters of or grants or approvals of all zoning changes, all variances of zoning regulations affecting the height, bulk, location or configuration of the Improvements (or evidence satisfactory to Lender that the same are not required), all vacations of plats or of streets, alleys or other public rights-of-way, all approvals or variances relating to parking or loading areas (both on street and off street), approval of the height, design and lighting of the Property as affecting navigable airspace by the FAA and any similar approval required from any state agency.

(e) Financial Statements. Current financial statements for Borrower and Guarantor in form and substance acceptable to Lender.

(f) Management Agreement. A copy of the management agreement with the Management Company, if any, which agreement shall be assigned by Borrower to Lender and which assignment shall be consented to by the Management Company.

(g) Environmental Assessment; Wetlands; Flood Plain Determination. Evidence, including an environment assessment, indicating that the Land, and the Improvements, in Lender’s sole judgment, (i) contain no Hazardous Materials and no other contamination which, even if not so regulated, is known to pose a hazard to the health of any Person on or about the Land, (ii) is not located in a “Wetlands” (as defined in 33 C.F.R. Section 328.3 or in any comparable state or local Law, statute, ordinances, rule or regulation) or “Flood Plain”( as defined under the Flood Disaster Protection Act of 1973, as amended from time to time), and (iii) contains no underground storage tanks. Lender reserves the right, at Borrower’s expense, to retain an independent consultant to review any such evidence submitted by Borrower or to conduct its own investigation of the Land. If the Land lies within an area in which flood insurance is required to be maintained under the Flood Disaster Protection Act of 1973, as amended from time to time, Borrower shall provide flood insurance acceptable to Lender, as determined in its sole discretion, at a limit equal to the full value of the building

(h) Payment of Loan Origination Fee. Payment to Lender of the Loan Fee.

(i) Documents of Record. Borrower shall provide to Lender copies of all covenants, conditions, restrictions, easements and matters of record which affect the Land.

(j) Borrower’s and Guarantor’s Attorney’s Opinion. The opinion of Borrower’s and Guarantor’s legal counsel that with respect to the Borrower, Guarantor, the Land, and the Property: (i) there is no existing, threatened or pending litigation that might affect the Loan, the Land, the Property, Guarantor or the Borrower; (ii) the transactions contemplated by this Agreement do not violate any provision of any Law, restriction or other document affecting the Borrower, Guarantor, the Land, or the Property; (iii) the Loan Documents have been duly executed and delivered, constitute legal, valid and binding obligations of the Borrower and Guarantor, as applicable, and are enforceable in accordance with their terms; (iv) Borrower is a validly organized and existing under the Laws of the State of its formation and qualified to do business in the State where the Property is located, that Borrower has the legal capacity to own, develop and operate the Land and the Property, and has the legal capacity to perform its obligations under the Loan Documents, and that the Loan has been duly authorized by the Borrower; (v) the individuals executing the Loan Documents (and Guaranty) are properly authorized to do so on behalf of Borrower (and Guarantor), and its respective action with respect to the Loan has been duly authorized; and (vi) such other matters concerning the Loan, the Loan Documents, and the Land, the Property, and the Borrower, as the Lender or its counsel may require.

(k) Organizational Documents.

(1)	Certified copy of the entity’s Articles of Organization/Incorporation;
(2)	Certified copy of entity’s Operating Agreement/Bylaws/Partnership Agreement;
(3)	Entity’s Resolutions to enter into Loan and designating the members/officers authorized to execute all Loan Documents; and
(4)	Full Force and Effect/Good Standing Certificate from the Secretary of State of State of Formation.

(l) KYC Information. Borrower shall have delivered to Lender, prior to the Loan Closing Date, such reasonable documentation (including, if applicable, a Beneficial Ownership Certification) and other information requested for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(m) Appraisal. Lender shall have obtained (at Borrower’s cost) an Appraisal of the Property demonstrating a Loan-to-as Stabilized value ratio of 50% or lower based on the aggregate maximum Loan Amount which Appraisal shall be satisfactory to Lender, as determined in its sole discretion.

(n) UCC, Tax and Judgment Searches: Lender shall have received UCC, tax and judgment lien searches on the Borrower and Guarantor.

(o) Estoppels: Borrower shall have delivered to Lender tenant estoppel certificates from any future tenant leasing 6,000 or more square feet and from Build a Bear, Visit Canton, Smoosh Cookies, and Brew Kettle.

(p) SNDAs: Borrower shall have furnished to Lender subordination, non-disturbance and attornment agreements from any future tenant leasing 6,000 or more square feet and from Build a Bear, Visit Canton, Smoosh Cookies, and Brew Kettle.

(q) Rent Roll: Borrower shall have provided Lender with a certified rent roll for the Property.

(r) Leases. Borrower shall have provided Lender with copies of all executed Leases for the Property.

(s) Additional Documents. Borrower shall have provided Lender such other papers and documents regarding Borrower, Guarantor, the Land or the Property as Lender may require.

(t) No Default. There is no Default or Event of Default under this Agreement or the other Loan Documents.

(u) Utilities; Licenses; Permits: Evidence satisfactory to Lender that (1) all services and utilities such as water, gas, electricity and storm and sanitary sewers required for the occupancy and operation of the Property are available for use at the Property; (2) that the storm and sanitary sewage disposal system, and all mechanical systems serving the Property do comply with all applicable environmental, pollution control and ecological Laws, ordinances, rules and regulations or if no storm sewer is available on the Property, Borrower shall furnish evidence that proper disposal of rain water is assured; and (3) that all utility, parking, access (including curb cuts and highway access), recreational and other easements and permits required or, in the Lender’s judgment, necessary for use of the Property have been granted or issued and are in good standing and unencumbered.

(v) Documents of Record. Borrower shall provide to Lender copies of all covenants, conditions, restrictions, easements and matters of record which affect the Property.

(w) Equity. Borrower shall have delivered to Lender evidence that it has contributed the Equity Contribution.

Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, to the extent that Lender may have acquiesced in noncompliance with any requirements precedent to the Loan Closing Date, or precedent to any subsequent Disbursement of Loan Proceeds, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements prior to any additional Disbursement.

6.2. Conditions to Funding Loan Proceeds; Draw Procedure and Use of Loan Proceeds.

(a) Loan Proceeds. No Loan Proceeds shall be disbursed as of the date hereof. Unless Lender otherwise consents in writing, Loan Proceeds shall be used solely to contribute to the costs of tenant build outs in the Project. Notwithstanding anything to the contrary contained herein, the amount of Loan Proceeds available to be disbursed shall not exceed an amount equal to 50% of the Loan to Stabilized value. Borrower may qualify for Loan Proceeds in tranches, subject to the draw procedures set forth in subsection 6.2(b) below, as follows: As long as (i) no Event of Default has occurred and is continuing hereunder, (ii) the Equity Contribution has been contributed to the Project, and (iii) all of the Twain Proceeds have been distributed to Borrower, then:

(X) Upon the Project achieving a Debt Service Coverage Ratio (Tranche Funding) of no less than 1.15:1.00 Borrower shall have the right to request up to $4,000,000.00 in Loan Proceeds. As used herein:

(1) “Debt Service Coverage Ratio (Tranche Funding)” shall mean the ratio of NOI (Tranche Funding) to Debt Service.

(2) “NOI (Tranche Funding)” Means, for any period measured, the difference between: (a) income and reimbursements from executed Leases (that are not then-in default), but excluding items the Lender reasonably determines are non-recurring in nature; and (b) the operating expenses for the Property as reflected in the most-recent as-stabilized Appraisal (annualized, if tested quarterly or semi-annually), including rents under the Ground Lease, but excluding expenses for replacement reserves, and assuming: (i) a property management fee of 3%, and (ii) real estate tax expense of $313,000 (as adjusted by Lender, in its reasonable discretion).

(Y) Upon the Project achieving a Debt Service Coverage Ratio (Tranche Funding) of no less than 1.30:1.00 Borrower shall have the right to request additional Loan Proceeds of up to $6,000,000.00 for a total combined disbursement of no more than $10,000,000.00 in Loan Proceeds.

(b) Draw Procedure and Use of Loan Proceeds. All requests for Disbursements shall be submitted on the Lender’s form of “Borrower’s Certificate for Payment” in the form of Exhibit E attached hereto, along with a completed Soft and Hard Cost Requisition in the form of Exhibit G attached hereto, both signed by the Borrower stating, among other things, the amount of Loan Proceeds requested for each line item shown on the budget for the particular tenant build out, the amount previously disbursed for each such line item, and the remaining balance of Loan Proceeds (collectively a “Request for Disbursement”). Each Request for Disbursement shall be accompanied by: (a) the Borrower’s affidavit, certifying the amount of all outstanding balances due but unpaid for work in place for the Project, (b) invoices from the all contractors providing services and any other supporting documentation as required by the Title Agent in order to issue a down date endorsement, and (c) unconditional lien waivers from all contractors in the sum to be received by each such contractor, all to be in form and substance satisfactory to Lender and the Title Agent. Each Request for Disbursement must be received by the Lender on or before a date which is at least ten (10) days prior to the date upon which the requested Disbursement is to be made, excluding the date of receipt by the Lender; provided, however, that draw requests shall occur no more often than monthly. In addition to the above Borrower shall also provide the following for each Request for Disbursement:

(i)	A date down endorsement to the Title Policy issued to Lender covering the date of disbursement and showing the Mortgage as a first, prior and paramount lien on the leasehold title to the Project subject only to the Permitted Exceptions and real estate taxes that have accrued but are not yet due and payable and particularly that nothing has intervened to affect the validity or priority of the Mortgage.

(ii)	If requested by Lender, copies of all construction contracts (including subcontracts).
(iii)	All required permits.
(iv)	Satisfactory evidence that all Government Approvals have been obtained for development of the Project.
(v)	Lender reserves the right to receive a satisfactory report from Lender’s Inspecting Agent, indicating that the items for which payment has been requested have been performed at or incorporated into the Project. The cost of this inspection shall be paid directly by Borrower.
(vi)	Such other instruments, documents and information as Lender or the Title Insurer may reasonably request.

6.3. Post-Closing Actions. Borrower has requested that Lender defer certain conditions precedent to the closing of the Loan, and Lender is willing to do so on the terms and subject to the conditions of the Post-Closing Exhibit F. In the event of any conflict between the closing conditions outlined in Section 6.1, above, and the Post-Closing Exhibit F, the terms of the Post-Closing Exhibit F shall control. Borrower and Lender may modify the Post-Closing Exhibit F, from time to time, by executing a supplement using the form included therewith.

SECTION 7

CASUALTIES AND CONDEMNATION

7.1. Notice. In case of the occurrence of any loss or damage to all or any portion of the Property resulting from fire, vandalism, malicious mischief or any other casualty or physical harm (a “Casualty”), or any exercise of the power of condemnation or eminent domain (a “Taking”), of the Property, or any part thereof, or any interest therein or right accruing thereto, Borrower shall promptly give to Lender written notice generally describing the nature and extent of such Casualty or Taking. So long as Borrower is not in Default, Borrower may adjust, settle and compromise any such insurance policy or any proposed condemnation award, but in any event, no final adjustment, compromise or settlement of any insurance claim or condemnation award shall be entered into without the prior written approval of Lender as to such settlement, adjustment or compromise thereof, and Borrower shall deposit with Lender all proceeds from any insurance policies (“Proceeds”) and all awards from any Taking (“Awards”). Lender may appear in any such proceedings and negotiations and Borrower shall promptly deliver to Lender copies of all notices and pleadings in any such proceedings. Borrower will in good faith, file and prosecute all claims necessary for any award or payment resulting from such damage, destruction or taking. Borrower shall reimburse Lender for all costs and expenses incurred by Lender in exercising its rights under this section and such costs shall constitute indebtedness secured by the Mortgage and other Loan Documents. Upon a Default, Borrower hereby authorizes Lender, at Lender’s option, to adjust, settle, compromise and collect any Proceeds under any insurance with respect to the Property which is kept, or caused to be kept, by Borrower, and any Awards pursuant to any Taking, and hereby irrevocably appoints Lender as its attorney in fact, coupled with an interest, for such purposes.

7.2. Application of Insurance Proceeds and Condemnation Awards.

(a) Upon a Casualty (as defined in Section 7.1 above), or a Taking (as defined in Section 7.1 above), Lender may elect to apply as a Loan prepayment, all Proceeds of any insurance policies collected or claimed as a result of such Casualty and all Awards resulting from such Taking after deduction of all expenses of collection and settlement, including attorney’s and adjusters’ fees and charges. Any Proceeds or Awards remaining after payment in full of the Loan and all other sums due Lender hereunder shall be paid by Lender to Borrower without any allowance for interest thereon.

(b) Notwithstanding the provisions of Section 7.2(a) above, or anything to the contrary contained herein, as long as (i) no Event of Default has occurred and is continuing hereunder, (ii) the Proceeds or Awards, as the case may be, are sufficient to rebuild the Property or, if they are insufficient, as determined by Lender in its sole discretion, Borrower provides Lender with additional funds necessary, as determined in Lender’s sole discretion, to rebuild the Property (the “Additional Funds”), (iii) construction can be completed not less than three (3) months prior to the Initial Maturity Date or Extended Maturity Date, as the case may be, and (iv) after completion of the construction, the loan to value ratio of the Property is satisfactory to Lender, as determined in Lender’s sole discretion, then the Proceeds or Awards, as the case may be, may, at Borrower’s request, be applied towards reconstruction of the Property, which Proceeds or Awards or Additional Funds shall be deposited with Lender and disbursed pursuant the Lender’s disbursement provisions for construction loans of Lender, as those are amended from time to time, or as otherwise prescribed by Lender. To the extent Borrower deposits Additional Funds with Lender, Borrower hereby pledges to Lender as collateral for the Loan all Additional Funds.

(c) In the event Lender does not apply the Proceeds or Awards to prepayment of the Loan as provided for in Section 7.2(a) or Lender does not have the right to apply the Proceeds or Awards pursuant to Section 7.2(b) to prepayment of the Loan, or, in the event such Proceeds or Awards, if applied, do not fully discharge the Loan, Borrower will:

(i)	Proceed with diligence to make settlement (which shall be subject to the prior written approval of Lender) with insurers or with condemning authorities and cause the Proceeds or Awards to be deposited with Lender, unless Lender shall elect to make such settlement without the consent of Borrower.
(ii)	In the event of any delay in making settlement with insurers or effecting collection of Proceeds or Awards, that Lender determines to be unreasonable, Borrower shall deposit with Lender the full amount required to complete construction and restoration, disregarding such Proceeds or Awards.
(iii)	Promptly proceed with construction and restoration of the Property, including the repair of all such loss or damage.

All Proceeds, Awards and Additional Funds deposited by Borrower hereunder shall first be fully disbursed before disbursement of any further Loan Proceeds. Borrower shall not be entitled to any payment of or credit for interest on such Proceeds, Awards and Additional Funds. In the event of deposit by Borrower of the full amount required to complete construction of the Property, as aforesaid, upon the subsequent receipt of Proceeds or Awards, such Proceeds or Awards, as and when received, may be collected and retained by Borrower.

(d) Lender shall not be obligated to see to the proper application of any of the Proceeds nor shall the amount so released or used be deemed a payment on any indebtedness evidenced by the Note or secured by any of the Loan Documents. In the event of foreclosure of the Mortgage or other transfer of title in lieu of foreclosure, all right, title and interest of Lender, in and to any insurance policies then in force shall pass to the purchaser or Lender, as the case may be.

(e) All proceeds of use and occupancy or rental value insurance shall be paid to Lender for the purposes of paying, in the following order: (i) insurance premiums payable with respect to any insurance required to be carried by Borrower hereunder; (ii) taxes, assessments and charges payable by Borrower under any of the Loan Documents; and (iii) all amounts payable on the Note, together with any and all other amounts evidenced or secured by any of the Loan Documents, and to the extent that such insurance proceeds are available to pay the items listed in clauses (i), (ii) and (iii), Lender shall pay such items for the account of Borrower. All such insurance proceeds not deemed necessary, in Lender’s sole opinion, to pay (or establish reserves for the payment of) the above items shall be paid over to Borrower.

(f) Upon failure on the part of Borrower promptly to commence or continue the repair or restoration of the Property after settlement of any claim with the insurer, Lender shall have the right to apply such Proceeds to the payment of any indebtedness secured by the Loan Documents, and resort to such other remedies available to Lender hereunder; provided, however, that nothing herein contained shall prevent Lender from applying at any time the whole or any part of such insurance Proceeds to the curing of any Event of Default hereunder.

SECTION 8
DEFAULTS BY BORROWER

The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a) A failure by Borrower to make any payment on the Note when and as the same becomes due or within any applicable grace period or failure to pay any other amount when due under this Agreement, or any other Loan Document.

(b) The failure of Borrower to observe or perform any of the covenants (other than any payment on the Note or under this Agreement), contained in this Agreement or any of the other Loan Documents.

(c) The occurrence of a Prohibited Transfer.

(d) The existence of any collusion, fraud, dishonesty or bad faith by or with the acquiescence of Borrower, which in any way relates to or affects the Loan or the Property.

(e) If, at any time, any representation, statement, report or certificate made now or hereafter by Borrower or any Guarantor untrue or correct in any material way, or if at any time any material statement or representation made in the Loan application or any supporting materials submitted to Lender for this Loan is not true and correct.

(f) If all or a substantial part of the assets of Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon.

(g) If Borrower is enjoined or restrained or in any way prevented by court or administrative order from performing any of its obligations hereunder or under the other Loan Documents or conducting all or a substantial part of its business affairs.

(h) If Borrower or Guarantor:

(i)	Shall file a voluntary petition in bankruptcy or for arrangement, reorganization or other relief under any chapter of the federal bankruptcy code of any similar Law, now or hereafter in effect;
(ii)	Shall file an answer or other pleading in any proceedings admitting insolvency, bankruptcy, or inability to pay its debts as they mature;
(iii)	The filing against it of any involuntary proceedings under the federal bankruptcy code or similar Law, now or hereafter in effect;
(iv)	Have an order issued appointing a receiver, trustee or liquidator for it or for all or a major part of its property or the Land;
(v)	Shall be adjudicated bankrupt;
(vi)	Shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due or shall consent to the appointment of a receiver or trustee or liquidator of all or the major part of its property, or the Land; or
(vii)	Shall for any reason cease to exist/or cease operating its business.

(i) One or more final, unappealable judgments for the payment of money are entered: (i) against Borrower in amounts aggregating in excess of $50,000 or (ii) against any Guarantor in amounts aggregating in excess of $50,000.

(j) If Borrower or any Guarantor is in default under any agreement with Lender and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(k) The occurrence of any other event or circumstance denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(l) The death or incapacity of Guarantor, and a replacement guarantor, satisfactory to Lender, as determined in Lender’s sole discretion, is not provided within ninety (90) days of such death or incapacity.

(m) Lender reasonably determines that a material adverse change has occurred with respect to: (i) Borrower’s financial condition, results of operations, business or prospects; (ii) Borrower’s ability to pay the Loan in accordance with the terms thereof; or (iii) the value of the Collateral, or the priority of Lender’s lien on any Collateral.

(n) Borrower fails to comply with or to perform any term, obligation, covenant or condition contained in or the occurrence or existence of any event of default, termination event or other similar event under or with respect to any Hedging Contract.

(o) Borrower fails to furnish the information in the form and substance required by Section 4.2, above, in the requisite time periods denoted therein.

(p) The failure of Guarantor to observe or perform any of the covenants contained in the Guaranty or any of the other Loan Documents that Guarantor is a party to and such failure is not cured within any applicable grace period.

(q) Any action at law, suit in equity, or other legal proceeding to amend, cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of Borrower, or any other Person bound by any Loan Document, or by any court or any other governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree, or ruling to the effect that, any one or more of the material covenants, agreements, or obligations of Borrower under any one or more of the Loan Documents are illegal, invalid or unenforceable in accordance with the terms thereof.

(r) The failure at any time of the Mortgage to be a valid first lien upon the leasehold title to the Property or any portion thereof, other than as a result of any release or reconveyance of the Security Instrument with respect to all or any portion of the Property pursuant to the terms and conditions of this Agreement.

(s) Borrower fails to perform any of the Post-Closing Actions by the applicable deadline specified in the Post-Closing Exhibit F.

(t) The Ground Lease is terminated for any reason unless a new or replacement lease on the same terms is entered into between Borrower or Lender on the one hand and the owner of the fee simple estate for the Property on the other hand.

SECTION 9

LENDER’S REMEDIES UPON DEFAULT

9.1. Remedies Conferred Upon Lender. Upon the occurrence of any Event of Default, Lender, in addition to all remedies conferred upon Lender by Law and by the terms of the Note, the Mortgage and the other Loan Documents, may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any others:

(a) Declare the Note to be due and payable forthwith, without presentment, demand, protest or other notice or action of any kind, all of which are hereby expressly waived.

(b) In addition to any rights of set off that Lender may have under applicable Law, Lender may, without notice of any kind to Borrower, appropriate and apply to the payment of the Note or of any sums due under this Agreement, any and all balances, deposits, credits, accounts, certificates of deposit, instruments or money of Borrower then or thereafter in the possession of Lender, or its Affiliates. Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by the Borrower with Lender (or its Affiliates).

(c) Exercise or pursue any other remedy or cause of action permitted at Law or at equity or under this Agreement or any other Loan Document, including but not limited to foreclosure of the Mortgage and enforcement of all Loan Documents.

(d) Have the Property appraised, at Borrower’s cost.

(e) Cause an environmental assessment to be conducted on the Property, at Borrower’s cost.

9.2. Right of Lender to Make Advances to Cure Defaults. In the event that Borrower shall fail to perform any of its covenants or agreements herein or in any of the other Loan Documents contained, Lender may (but shall not be required to) perform any of such covenants and agreements, and any amounts so expended by Lender shall be deemed advanced by Lender under an obligation to do so regardless of the identity of the Person or Persons to whom said funds are disbursed. Loan Proceeds advanced by Lender in the exercise of its judgment that the same are needed to complete the Property, to protect its security for the Loan are obligatory advances hereunder and shall constitute additional indebtedness payable on demand which is evidenced and secured by the Loan Documents.

9.3. No Waiver. No failure by Lender to exercise, or delay by Lender in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement and in the Loan Documents are cumulative and not exclusive of each other or of any right or remedy provided by law or equity. No notice to or demand on Borrower in any case shall, in itself entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. Lender may from time to time in its discretion grant waivers or consents in respect of this Agreement or the other Loan Documents for Defaults, Events of Default or other provisions of this Agreement and/or the other Loan Documents, or may assent to amendments hereof or thereof, but no such waiver, consent, or amendment shall be binding upon Lender unless set forth in a writing (which writing shall be narrowly construed) signed by Lender. Furthermore, Lender may, in its sole discretion, accept a cure of any Default or Event of Default after the commencement of any Lender remedies, but any such acceptance shall not be binding upon Lender unless set forth in a writing (which writing shall be narrowly construed) signed by Lender. Without limiting the generality of the foregoing, neither Lender’s acceptance of one or more late payments or charges nor Lender’s acceptance of interest on overdue amounts at the respective rates applicable thereto shall constitute a waiver of any right of Lender.

9.4. Availability of Remedies. All of the remedies set forth herein, in the other Loan Documents and/or provided by Law or equity shall be equally available to Lender, and the choice by Lender of one (1) such alternative over another shall not be subject to question or challenge by Borrower or any other person, nor shall any such choice be asserted as a defense, set off, or failure to mitigate damages in any action, proceeding, or counteraction by Lender to recover or seeking any other remedy under this Agreement or any of the Loan Documents, nor shall such choice preclude Lender from subsequently electing to exercise a different remedy, except as otherwise provided by Law. The parties have agreed to the alternative remedies hereof specified in part because they recognize that the choice of remedies in the event of a failure hereunder will necessarily be and should properly be a matter of business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by Lender at the lowest cost to Borrower. It is the intention of the parties that such choice by Lender be given conclusive effect regardless of such subsequent developments. At any sale of the security or collateral for the Loan or any part thereof whether by foreclosure or otherwise, Lender may in its discretion purchase all or any part of such collateral so sold or offered for sale for its own account and may apply against the balance due Lender pursuant to the terms of the Note the amount bid therefore.

SECTION 10
MISCELLANEOUS

10.1. Time Is of the Essence. Lender and Borrower agree that time is of the essence of all of Borrower’s covenants under this Agreement.

10.2. Prior Agreements. This Agreement and the other Loan Documents, and any other documents or instruments executed pursuant thereto or contemplated thereby, shall represent the entire, integrated agreement between the parties hereto with respect to the Loan and shall supersede all prior negotiations, representations, or term sheets or commitment letters, if any or agreements pertaining thereto, either oral or written. This Agreement and any provision hereof shall not be modified, amended, waived or discharged in any manner other than by a written amendment executed by all parties to this Agreement. An action on the part of the Lender waiving a specific provision or requirement herein contained, shall not be construed to be a waiver of future application of such provision or requirement or a waiver of any other provision or requirement hereunder.

10.3. Indemnification. To the fullest extent permitted by Law, Borrower hereby agrees to protect, indemnify, defend and save harmless, Lender and its directors, officers, agents and employees from and against any and all liability, expense or damage of any kind or nature and from any suits, claims, or demands, including legal fees and expenses, arising out of this Agreement or in connection herewith, except to the extent such suit, claim or damage is caused by the gross negligence or willful misconduct of Lender. This obligation on the part of Borrower shall survive the closing of the Loan, the repayment thereof and any cancellation of this Agreement.

10.4. Captions. The captions and headings of various sections of this Agreement and exhibits pertaining hereto are for convenience only and not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

10.5. Inconsistent Terms and Partial Invalidity. In the event of any inconsistency among the terms hereof (including incorporated terms), or between such terms and the terms of any other Loan Document, this Agreement shall be controlling. If any provision of this Agreement, or any paragraph, sentence, clause, phrase, or word, or the application thereof, in any circumstances, is adjudicated by a court of competent jurisdiction to be invalid, the validity of the remainder of this Agreement shall be construed as if such invalid part were never included herein.

10.6. Gender and Number. Any word herein which is expressed in the masculine or neuter gender shall be deemed to include the masculine, feminine and neuter genders. Any word herein which is expressed in the singular or plural number shall be deemed, whenever appropriate in the context, to include the singular and plural.

10.7. Definitions Included in Amendments. Definitions contained in this Agreement which identify documents, including, without limitation, the Loan Documents, shall be deemed to include all written amendments and supplements to such documents from the date hereof, and all future written amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of the Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all written amendments and supplements to this Agreement.

10.8. WAIVER OF JURY TRIAL. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING BETWEEN OR AMONG THEM, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, THE PARTIES AGREE THAT, NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER, THE PARTIES BELIEVE AND AGREE THAT IT SHALL BE IN THEIR BEST INTERESTS TO WAIVE SUCH RIGHT, AND, ACCORDINGLY, HEREBY WAIVE SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREE THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE, OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS, OR THE RELATIONSHIP AMONG THE PARTIES HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, OR WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

10.9. Notices. Except for service of process as set forth in Section 10.10 below, any notice required under applicable Law to be given in another manner, any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (i) if hand delivered or if sent by telecopy, effective upon receipt or (ii) if delivered by overnight courier service, effective upon receipt, or (iii) if mailed by United States registered or certified mail, postage prepaid, return receipt requested, effective upon receipt, or rejection or refusal; addressed in each case as follows:

If to Borrower:	2014 Champions Gateway
Canton, OH 44078
Attention: Michael Crawford, Chief Executive Officer

With a copy to:	Walter Haverfield LLP
1301 E. Ninth St., Suite 3500
Cleveland, Ohio 44114
Attention: Nick Catanzarite

With a copy to:	Guarantor: Stuart Lichter
Guarantor: Stuart Lichter, Trustee
c/o IRG Realty Advisors, LLC
4020 Kinross Lakes Parkway, Suite 200
Richfield, Ohio 44286

And:	Walter Haverfield LLP
1301 E. Ninth St., Suite 3500
Cleveland, Ohio 44114
Attention: Ed Hurtuk.

And:	Fainsbert Mase Brown & Sussman, LLP
11111 Santa Monica Boulevard, Suite 810
Los Angeles, California 90025
Attn: Dean E. Sussman

If to Lender:	The Huntington National Bank
200 Public Square (CM 17)
Cleveland, Ohio 44114
Attention: Commercial Real Estate

With a copy to:	Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114
Attention: William R. Weir

or at such other address or to such other addressee as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

10.10. Service of Process. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED ABOVE, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

10.11. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Lender and will be deemed to be made in the State of Ohio. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, EXCLUDING ITS CONFLICT OF LAWS RULES. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district in Cuyahoga County, Ohio; provided that nothing contained in this Agreement will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Lender and the Borrower agree that the venue provided above is the most convenient forum for both the Lender and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

10.12. Waiver of Damages. In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower for itself and its Guarantors waive all claims for punitive, exemplary or consequential damages.

10.13. Important Information About Procedures Required by the USA Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each entity or person who opens an account or establishes a relationship with Lender.

What this means: When an entity or person opens an account or establishes a relationship with Lender, Lender may ask for the name, address, date of birth, and other information that will allow the Lender to identify the entity or person who opens an account or establishes a relationship with Lender. Lender may also ask to see identifying documents for the entity or person.

10.14. Preservation of Rights. No delay or omission on the Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender s action or inaction impair any such right or power. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Lender may have under other agreements, at law or in equity.

10.15. Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

10.16. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Borrower and the Lender and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Lender’s prior written consent and the Lender at any time may assign this Agreement in whole or in part.

10.17. Assignments and Participations. At any time, without any notice to the Borrower, the Lender may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Lender’s interest in the Loan. The Borrower hereby authorizes the Lender to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any Person which may succeed to or participate in all or any part of the Lender’s interest in the Loan, or which is considering doing so.

10.18. Waiver of Marshalling of Assets. TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER.

10.19. Further Assurances. Borrower covenants and agrees to execute any and all other documents required by Lender in connection with this Agreement required to perfect Lender’s security interest(s) in the Collateral or to otherwise comply with and effectuate the terms of the Loan Documents.

10.20. Lender’s Action for Its Own Protection Only. The authority herein conferred upon Lender, and any action taken by Lender, including, without limitation, actions to inspect the Property, to procure waivers or sworn statements, to approve contracts, and to approve Plans and Specifications, will be exercised and taken by Lender, the Inspecting Agent, and by Lender’s other advisors or representatives for their own protection only and may not be relied upon by Borrower or any other Person for any purposes whatever. Neither Lender, the Inspecting Agent nor any other advisor or representative of Lender shall be deemed to have assumed any responsibility to Borrower or any other Person with respect to any such action herein authorized or taken by Lender or any other advisor or representative of Lender or with respect to the proper construction of improvements on the Property, performance of contracts, subcontracts or purchase orders by any contractor, subcontractor or material supplier, or prevention of mechanics’ liens from being claimed or asserted against any of the Property. Any review, investigation or inspection conducted by Lender, the Inspecting Agent or any other architectural or engineering consultants retained by Lender or any agent or representative of Lender in order to verify independently Borrower’s satisfaction of any conditions precedent to Loan disbursements under this Agreement, Borrower’s performance of any of the covenants, agreements and obligations of Borrower under this Agreement, or the validity of any representations and warranties made by Borrower hereunder (regardless of whether or not the party conducting such review, investigation or inspection should have discovered that any of such conditions precedent were not satisfied or that any such covenants, agreements or obligations were not performed or that any such representations or warranties were not true), shall not affect (or constitute a waiver by Lender of) (i) any of Borrower’s representations and warranties under this Agreement or Lender’s reliance thereon or (ii) Lender’s reliance upon any certifications of Borrower or the Architect required under this Agreement or any other facts, information or reports furnished Lender by Borrower hereunder.

10.21. Operation of Property. As long as any portion of the Loan remains outstanding, the Property shall be operated in a commercially reasonable manner.

10.22. Proceeds of Collateral. Any proceeds of collateral received by Lender after an Event of Default has occurred and is continuing, shall be applied: first, to pay any fees, indemnities, protective advances, or expense reimbursements including amounts then due to the Lender from Borrower or any Guarantor (including any Hedging Contracts, but excluding any prepayment fee or termination fee under a Hedging Contract), second, to pay any fees or expense reimbursements then due to Lender under this Agreement or any Loan Document from Borrower or any Guarantor (including any Hedging Contracts, but excluding any prepayment fee or termination fee under a Hedging Contract), third, to pay interest then due and payable on the Loan, ratably to the Lender in, and interest then due and payable under any Hedging Contracts, and fourth to repay all principal due under the Loan to the Lender, and payment of all amounts due and owing with respect to any Hedging Contracts, including any prepayment fees or termination fees under a Hedging Contract (but excluding scheduled interest payments allocated pursuant to clause third, above). Notwithstanding the foregoing, amounts received from Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, Lender shall make such adjustments as it determines are appropriate to distributions pursuant to the clauses above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in the clauses above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to the clauses above).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK—

SIGNATURE PAGES TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Loan Closing Date.

BORROWER:

HOF VILLAGE RETAIL I, LLC, a Delaware
limited liability company

By:	/s/ Michael Crawford
Michael Crawford
President and Chief Executive Officer

HOF VILLAGE RETAIL II, LLC, a Delaware
limited liability company

By:	/s/ Michael Crawford
Michael Crawford
President and Chief Executive Officer

Signature Page 1 of 2 to

Loan Agreement

LENDER:

The Huntington National Bank, a national banking association

By:	/s/ Julie L. Felske
Name:	Julie L. Felske
Title:	Assistant Vice President

Signature Page 2 of 2 to

Loan Agreement

Exhibit A

(Legal Description)

PARCEL NO. 1 (Fee Simple)

Situated in the City of Canton, Stark County, State of Ohio:

Being all of O.L. 14 78 on that certain HOF Village Replat recorded as Instrument Number 202203250013418 of the Stark County, Ohio Records, containing 4.8514 acres, more or less.

PARCEL NO. 2 (Fee Simple)

Situated in the City of Canton, Stark County, State of Ohio:

And known as all of Lot 43481 on that certain HOF Village Replat recorded as Instrument Number 202203250013418 of the Stark County, Ohio Records, containing .9115 acres, more or less.

PARCEL NO. 3 (Easement)

Non-exclusive easements for access and utilities contained in the Reciprocal Easement and Restrictive Covenant Agreement for the HOF Village Complex, filed for record March 11, 2016 in Instrument No. 201603110009295, of the Stark County, Ohio Records and amended in the First Amendment to Reciprocal Easement and Restrictive Covenant Agreement, filed for record July 20, 2022 in Instrument No. 202207200030836 of the Stark County, Ohio Records.

A-1

Exhibit B

(Permitted Exceptions)

1. Taxes and assessments, which are a lien, but not yet due and payable.

2. Those certain exceptions set forth in Schedule B-2 of that certain Loan Policy of Title Insurance issued to Lender by Chicago Title Insurance Company.

B-1

Exhibit C

(Survey Certification)

To (name of insured, if known), The Huntington National Bank, a national banking association, its successors and/or assigns, (name of insurer, if known), (names of others as negotiated with the client):

This is to certify that this map or plat and the survey on which it is based were made in accordance with the 2016 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, jointly established and adopted by ALTA and NSPS, and includes Items 1, 2, 3, 4, 6(b), 7(b), 8, 9, 11, 13, 14, 16 and 19 of Table A thereof. The fieldwork was completed on ____________.

Date of Plat or Map: __________________

Surveyor’s signature, printed name and seal with Registration/License Number.

Table A Items:

1.	Monuments placed at or found in close proximity to all major corners of the property.

2.	Addresses of the surveyed property if disclosed by recorded documents, observed, or provided to the surveyor.

3.	Flood zone classifications.

4.	Gross land areas

6.b.	Current zoning classification, identify setback, height and floor space restrictions.

7.b.	Square footage of exterior footprint of all buildings at ground level.

8.	Substantial features observed in the process of conducting the survey.

9.	Number, striping and type of clearly identifiable parking spaces on surface parking areas, lots and in parking structures.

11.	Location of utilities existing on or serving the surveyed property.

13.	Names of adjoining owners of record.

14.	Distance to nearest intersecting street.

16.	Evidence of recent earthmoving work, building construction, or building additions observed in the process of conducting the field work.

19.	Plottable off-site (i.e. appurtenant) easements or servitudes.

C-1

Exhibit D

(Title Insurance Requirements)

A commitment (the “Title Commitment”) for issuance of an ALTA Loan Policy of Title Insurance, Form 2006 (the “Title Policy”), issued by the Title Insurer to Lender, in the Loan Amount, insuring the Mortgage to be a valid first, prior and paramount mortgage lien upon the fee title to the Land and the Property, and a valid first lien upon any easement in favor of the Land which provides access to the Land for ingress and egress and/or for utilities, to the extent of funded by Disbursements of the Loan, subject only to the Permitted Exceptions and with all so-called “standard” exceptions deleted. The Title Commitment shall (i) contain a so-called “Comprehensive Endorsement”; (ii) contain an endorsement affirmatively insuring the priority of the Mortgage against any vendor’s or mechanic’s lien; (iii) affirmatively insure the Lender that (A) no restrictions of record affecting the Land have been violated, and that such instruments contain no right of reverter or forfeiture, (B) the survey is accurate and accurately depicts the same real estate as is covered by the Title Commitment, and (C) Lender is the holder of the Mortgage and that the Mortgage is the first lien against the Land; (iv) insure contiguity of the Land with adjoining public rights of way; (v) contain an ALTA Variable Rate Endorsement No. 6; and (vi) contain such other endorsements as Lender may require. If requested by Lender, appropriate provisions satisfactory to Lender for co-insurance and reinsurance, with direct access agreements acceptable in form and substance to Lender, shall also be obtained. Contemporaneously with delivery to Lender of the Title Commitment, Borrower shall also deliver to Lender copies of all documents constituting encumbrances on the Land, including but not limited to the Permitted Exceptions. Borrower agrees to deliver to the Title Agent, with a copy of each to Lender, such other papers, instructions and documents as the Title Agent may require for the issuance of the Title Commitment and the issuance of date down endorsements and interim certifications relating to construction payouts (if any), in accordance with all requirements of this Agreement.

D-1

Exhibit H

(Compliance Certificate)

To:	The Huntington National Bank

_________________________

_________________________

Attn: ____________________

This Compliance Certificate (this “Certificate”) is furnished pursuant to that certain Loan Agreement dated as of ______________, 20__ (as amended, restated, modified, or supplemented from time to time, the “Agreement”) between _____________________, a(n) __________________________ (the “Borrower”) and The Huntington National Bank, a national banking association (the “Lender”). Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected/appointed ________________ of Borrower.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements dated ______________. The accompanying financial statements fairly present, in all material respects, the financial condition and results of operations of Borrower and its consolidated Subsidiaries, on a consolidated basis in accordance with GAAP, consistently applied.

3. The examinations described in Section 2, above, did not disclose (except as set forth below) and I have no knowledge of: (i) the existence of any condition or event that constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements, or as of the date of this Certificate; or (ii) any change in GAAP or in the application thereof that has occurred since the date of the financial statements referred to in Section 4.2 of the Agreement.

4. Borrower has not changed its: (i) name (without having given Lender the notice required by the Agreement); (ii) chief executive officer; (iii) principal place of business; (iv) entity type; or (v) state of incorporation or organization.

5. Schedule I attached hereto is the form supplied by the Huntington Portfolio Manager, and sets forth financial data and computations evidencing Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

H-1

Described below are the exceptions, if any, to Section 3, along with statements about: (i) the nature of the condition or event, the period during which it has existed and the action that Borrower has taken, is taking, or proposes to take with respect to each such condition or event; or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

[add more lines, if necessary]

The above certifications, together with the computations set forth in Schedule I and the financial statements delivered with this Certificate, are made and delivered this ______ day of ______________________, 20_____.

BORROWER:

_____________________________,
a(n)

By: _________________________________
Name:
Title:

H-2

Exhibit E

(Borrower’s Certificate for Payment)

______________

_____________

ATTN: ____________________________

RE:	Application for Advance or confirmation of equity contribution in connection with a $_____________________ loan to __________________ (“Borrower”).

1. Pursuant to that certain Loan Agreement dated _______________, 20__ (the “Construction Loan Agreement”) between Borrower and The Huntington National Bank (“Lender”), Borrower

(a)	hereby requests a loan advance as indicated on the Soft and Hard Cost Requisition attached hereto. We acknowledge that this amount is subject to inspection, verification, and available funds.
(b)	acknowledges and confirms an equity contribution as indicated on the Soft and Hard Cost Requisition attached hereto.

Funding Instructions

2. Please deposit the requested draw funds of $__________ to Huntington Bank Account No. ___________

3. The undersigned hereby authorizes The Huntington National Bank (HNB) to debit the following deposit account in the amount of $________ and credit as a deposit to the account shown below:

Debit the following HNB deposit account:

Account Number:  __________________

Account Name: __________________

Credit the following HNB deposit account:

Account Number:  __________________

Account Name: __________________

4. This Borrower’s Certificate is to be utilized only in satisfaction of costs and charges with respect to the Project and Improvements thereon as shown on the Soft and Hard Cost Requisition Form, dated ____________________, attached hereto.

5. The Borrower agrees to provide, if requested by Lender, a Vendor Payee Listing showing the name and the amount currently due each party to whom Borrower is obligated for labor, material and/or services supplies.

6. The Borrower also certifies and agrees that:

(a)	It has complied with all duties and obligations required to date to be carried out and performed by it pursuant to the terms of the Construction Loan Agreement;
(b)	No Default or Event of Default as defined in the Construction Loan Agreement has occurred and is continuing and;
(c)	All change orders or changes to the Plans and Specifications have been submitted to and approved by Lender;
(d)	All funds previously disbursed have been used for the purposes as set forth in the Loan Documents executed between Borrower and Lender;
(e)	All outstanding claims for labor, materials and/or services furnished prior to this draw period have been paid or will be paid from the proceeds of this disbursement;
(f)	All construction prior to the date of this Borrower’s Certificate has been accomplished in accordance with the Plans and Specifications;
(g)	All sums advanced by Lender or contributed by equity on account of this Borrower’s Certificate will be used solely for the purpose of paying obligations owing as shown on the attached documentation and no item(s) for which payment is requested and/or equity is contributed has (have) been the basis for any prior disbursement and/or equity contribution;
(h)	There are no liens outstanding against the Project or its equipment except for Permitted Exceptions, Lender’s liens and security interests as agreed upon in the Loan Agreement;
(i)	The amount of undisbursed Loan Proceeds and/or approved equity requirement remaining is sufficient to pay the cost of completing the Project in accordance with the Plans and Specifications originally submitted to the Lender as modified by Lender approved changed orders;
(j)	All representations and warranties contained in the Construction Loan Agreement are true and correct as of the date hereof.
(k)	The undersigned understands that this certification is made for the purpose of inducing Lender to make an advance to Borrower and that, in making such advance, Lender will rely upon the accuracy of the matters stated in this certificate.

7. Disbursement of the Loan Proceeds hereby requested are subject to the receipt by Lender, in those states where applicable, of a certificate from the issuing title company stating that no claims have been filed of record which adversely affects the title of Borrower to the Project, subsequent to the filing of the Lender’s Mortgage.

8. Capitalized terms used in this Borrower’s Certificate and not otherwise defined shall have the same meaning and definitions as those set forth in the Construction Loan Agreement.

9. The Borrower, or authorized signer, certifies that the statements made in this Borrower’s Certificate and any documents submitted herewith and identified herein are true and has duly caused this Borrower’s Certificate to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:

BORROWER:

_____________________________,
a(n)

By: _________________________________
Name:
Title:

Exhibit F

(Post-Closing Exhibit)

Borrower: HOF Village Retail I, LLC and HOF Village Retail II, LLC,

Project: Hall of Fame Village Retail

Loan Amount: $10,000,000.00

Borrower has requested that Lender defer certain conditions precedent to the closing of the Loan, and Lender is willing to do so on the terms and subject to the conditions of this Post-Closing Exhibit. This Post-Closing Exhibit shall be sufficient to modify and supplement the Loan Agreement. Except as modified or supplemented herein, the Loan Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms.

Borrower and Lender may modify the conditions above by executing a supplement to this Post-Closing Exhibit, in the form attached hereto.

The parties agree as follows:

Description of Action:	To be Completed on or before:	Deliver to:
Guarantor to re-execute the Guaranty of Payment and Performance and Completion Guaranty in Ohio which shall contain the warrant of attorney language as required by O.R.C. 2323.12 and 2323.13. Guarantor shall deliver a fully executed Environmental Indemnity Agreement	The earlier of (i) first advance of Loan Proceeds or (ii) 60 days from Loan Closing Date.	Lender

F-1

Supplement to Post-Closing Exhibit

(Form)

Borrower: _____________________________

Project:

Loan Amount: _________________________

Borrower and Lender agree that the Table included in that certain Post-Closing Exhibit attached as Exhibit J to that certain Construction Loan Agreement by and between Borrower and Lender dated ___________, 20__ (the “Loan Agreement”) is hereby amended and restated in its entirety as follows (the “Table”):

Description of Action:	To be Completed on or before:	Deliver to:

Except as expressly set forth above, the terms and conditions of the Loan Agreement shall remain unchanged.

IN WITNESS WHEREOF, Borrower and Lender have executed this Supplement to Post-Closing Exhibit as of the ___ day of ______________, 20__.

BORROWER: ___________________________________, a(n) ________________________________ By: __________________________________ Name: Title:	LENDER: The Huntington National Bank, a national banking association By: __________________________________ Name: Title:

F-2

Exhibit G

(Soft and Hard Cost Requisition Form)

[***]

G-1

Exhibit I

Budget

[***]

I-1